                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]        Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]        Definitive Proxy Statement
[ ]        Definitive Additional Materials
[ ]        Soliciting Material Under  Rule 14a-12

                    AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]        No fee required

[ ]        Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
           0-11.

           (1) Title of each class of securities to which transaction applies:
           (2) Aggregate number of securities to which transaction applies: (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
           (4) Proposed maximum aggregate value of transaction:
           (5) Total fee paid:

[ ]        Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

           (1) Amount Previously Paid:                                          (3) Filing Party:
           (2) Form, Schedule or Registration Statement No.:                    (4) Date Filed:

                    AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

                                4050 LEGATO ROAD
                             FAIRFAX, VIRGINIA 22033

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

           NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AMERICAN MANAGEMENT SYSTEMS, INCORPORATED will be held at 4050 Legato Road, Fairfax, Virginia 22033 on Friday, May 12, 2000, at 10:00 a.m. local time, for the following purposes:

           To elect nine (9) directors to hold office until the next Annual Meeting of Shareholders of American Management Systems, Incorporated and until their successors are elected and qualified; and

           To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

           Only shareholders of record at the close of business on March 20, 2000, will be entitled to notice of, and to vote at, the meeting or any adjournment(s) or postponement(s) thereof.

           Shareholders are cordially invited to attend the meeting in person. IF YOU WILL NOT BE ABLE TO ATTEND THE MEETING IN PERSON, PLEASE INDICATE YOUR CHOICE ON THE MATTERS TO BE VOTED UPON, DATE AND SIGN THE ENCLOSED PROXY, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE AT 1-800-840-1208. Instructions regarding telephone voting are included on the Proxy.

                                 BY ORDER OF THE BOARD OF DIRECTORS,

                                 Frank A. Nicolai
                                 Secretary



April 12, 2000

                    AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
                                4050 LEGATO ROAD
                             FAIRFAX, VIRGINIA 22033

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 12, 2000

                                TABLE OF CONTENTS

General..................................................................................1

Voting Procedure.........................................................................1

Election of Directors....................................................................2

Information Concerning Nominees for Director.............................................2

Information Concerning Executive Officers................................................7

Principal Stockholders...................................................................8

Section 16(a) Beneficial Ownership Reporting Compliance..................................9

Executive Compensation..................................................................10

Compensation Committee Report of Executive Compensation.................................12

Shareholder Return Performance Graph....................................................15

Committees and Compensation of the Board of Directors...................................16

Compensation Committee Interlocks and Insider Participation.............................17

Independent Public Accountants..........................................................18

Other Matters...........................................................................18

Proposals for 2001 Annual Meeting of Shareholders.......................................18

Annual Report...........................................................................19

American Management Systems, Incorporated 1999 Financial Report.................Appendix 1

                                     GENERAL

           The enclosed Proxy is being solicited by the Board of Directors (the "Board of Directors" or the "Board") of AMERICAN MANAGEMENT SYSTEMS, INCORPORATED (the "Company" or "AMS") in connection with the annual meeting of shareholders of the Company to be held May 12, 2000 (the "Annual Meeting"), or any adjournment(s) or postponement(s) thereof. The entire expense of solicitation of proxies will be borne by the Company. Solicitation will be primarily by mail. However, directors, executive officers, and employees of the Company may also solicit by telephone or personal contact. The Company will reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their expenses of sending proxy materials to beneficial owners and obtaining their proxies. It is anticipated that the Proxy Statement and Proxy first will be mailed to shareholders on or about April 12, 2000.

           Any shareholder giving a Proxy by mail or via telephone has the power to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company or by delivering a proxy in accordance with applicable law bearing a later date to the Secretary of the Company. If you attend the Annual Meeting, you may, if you wish, revoke your Proxy by voting in person. Proxies solicited herein will be voted, and if the person solicited specifies in the Proxy a choice with respect to matters to be acted upon, the shares will be voted in accordance with such specification. If no choice is indicated, the Proxy will be voted "FOR" the election of the nominees listed on pages 2 to 6 under the caption "Information Concerning Nominees for Director."

                                VOTING PROCEDURE

           As of March 20, 2000, there were outstanding 41,488,828 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock"). Each share of Common Stock is entitled to one vote at the Annual Meeting. Only shareholders of record at the close of business on March 20, 2000 will be entitled to vote at the Annual Meeting.

           Votes cast in person or by Proxy at the Annual Meeting, abstentions and Broker Non-votes (as defined below) will be tabulated by the election inspectors appointed for such Meeting and will be counted for purposes of determining whether a quorum is present. Directors will be elected by the affirmative vote of the holders of a plurality of the shares present (in person or represented by Proxy) and voted on the election of directors at the Annual Meeting. Any other matter submitted to a vote at the Annual Meeting will be approved by the affirmative vote of the holders of a majority of the shares present (in person or represented by Proxy) and entitled to vote on each such matter. The election inspectors will treat abstentions on a particular matter as shares that are present and entitled to vote for purposes of determining the approval of such matter. Abstentions, therefore, will have the same effect as a vote against a particular matter. If a broker submits a Proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter (a "Broker Non-vote"), those shares will not be treated as present and entitled to vote for purposes of determining the approval of such matter.

                              ELECTION OF DIRECTORS

           Nine directors are to be elected at the Annual Meeting, each to hold office until the next annual meeting of shareholders of the Company and until his or her successor is elected and qualified. The directors will be elected by the affirmative vote of the holders of a plurality of the shares present (in person or represented by Proxy) and voted on the election of directors. Unless otherwise directed, it is the intention of the persons named in the Proxy to vote such Proxy for the election of the nominees listed under the caption "Information Concerning Nominees for Director" on pages 2 to 6. All of the nominees are now directors of the Company. In the event that any nominee should be unable to accept the office of director, which is not anticipated, it is intended that the persons named in the Proxy will vote for the election of such other person in the place of such nominee for the office of director as the Board of Directors may recommend. Descriptive information as to each nominee is set forth below under the caption "Information Concerning Nominees for Director."

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES
                   DESCRIBED BELOW FOR ELECTION AS DIRECTORS.


                  INFORMATION CONCERNING NOMINEES FOR DIRECTOR

                                                                 YEAR
                                                                FIRST
                                                               ELECTED
   NAME                        AGE         POSITION            DIRECTOR                BACKGROUND
   ----                        ---         --------            --------                ----------
Paul A. Brands.............    58        Chairman of the         1992      Mr. Brands has served as Chairman of the Board of
                                       Board of Directors,                 Directors since December 1997 and as a member of
                                         Chief Executive                   the Board of Directors since October 1992.  Mr.
                                      Officer, and Director                Brands served as Vice Chairman of the Board of
                                                                           Directors from October 1992 to December 1997.  He
                                                                           was designated Chief Executive Officer in
                                                                           September 1993.  He supervised the Federal
                                                                           Consulting and Systems Group from 1977 to 1992;
                                                                           Data Base Management, Inc. from 1990 to 1992; and
                                                                           the Company's interest in Bell Atlantic Systems
                                                                           Integration Corporation from 1989 to 1992.  Mr.
                                                                           Brands joined the Company in 1977.  He also is a
                                                                           director of SAGA Systems, Inc., which is a public
                                                                           company.

                                                                 YEAR
                                                                FIRST
                                                               ELECTED
   NAME                        AGE         POSITION            DIRECTOR                BACKGROUND
   ----                        ---         --------            --------                ----------
Patrick W. Gross...........    55        Chairman of the         1974      Mr. Gross is one of the Company's founders and
                                       Executive Committee                 has served AMS continuously as an executive
                                         of the Board of                   officer since 1970.  Since December 1997, Mr.
                                         Directors, and                    Gross has served as Chairman of the Executive
                                            Director                       Committee of the Board of Directors, an office he
                                                                           also held from 1983 to 1989.  He also served as
                                                                           Vice Chairman of the Board of Directors from
                                                                           February 1989 to September 1997.  He is a
                                                                           director of Capital One Financial Corporation,
                                                                           Computer Network Technology Corporation, and
                                                                           Landmark Systems Corporation, all of which are
                                                                           publicly-held entities.  He is also Chairman of
                                                                           the Board of Directors (a non-executive position)
                                                                           of Baker & Taylor Holdings, Inc., which is a
                                                                           non-publicly held entity.

Frank A. Nicolai...........    58        Executive Vice          1974      Mr. Nicolai is one of the Company's founders and
                                           President,                      has served continuously as an executive officer
                                         Secretary, and                    since 1970.  He was elected Secretary in 1987.
                                            Director                       In addition, he served as Treasurer of the
                                                                           Company from 1980 to 1999.

Daniel J. Altobello........    59           Director             1993      Mr. Altobello has been Chairman and Director of
                                                                           ONEX Food Services, Inc. since September 1995 and
                                                                           President of Caterair International Corporation
                                                                           since December 1989. He served as Chairman of the
                                                                           Board and Chief Executive Officer of Caterair
                                                                           International Corporation from December 1989
                                                                           through September 1995. From April 1988 through
                                                                           December 1989, Mr. Altobello was Executive Vice
                                                                           President of Marriott Corporation and President of
                                                                           Marriott Airport Operations. He presently serves
                                                                           as a director of MESA Air Group, Inc., World
                                                                           Airways, Inc., Sodexho-Marriott Services, Inc. and
                                                                           First Union Realty Trust, all of which are public
                                                                           companies. He also currently serves as a director
                                                                           of CareFirst, Inc., CareFirst of Maryland, Inc.,
                                                                           Colorado Prime Corporation, and Atlantic Aviation
                                                                           Holdings, and a member of the Advisory Board of
                                                                           Thayer Capital Partners, a merchant bank.  None of
                                                                           these entities is publicly held.

                                                                 YEAR
                                                                FIRST
                                                               ELECTED
   NAME                        AGE         POSITION            DIRECTOR                BACKGROUND
   ----                        ---         --------            --------                ----------
James J. Forese............    64           Director             1989      Mr. Forese is currently President, Chief Executive
                                                                           Officer and a Director of IKON Office Solutions.
                                                                           From January 1997 to July 1998 he served as
                                                                           Executive Vice President and President,
                                                                           International Operations of IKON Office Solutions.
                                                                           From 1995 to 1996 he served as Executive Vice
                                                                           President, Chief Operating Officer, and Director
                                                                           of ALCO Standard Corporation. From 1993 to 1995 he
                                                                           served as General Manager of IBM Customer
                                                                           Financing and Chairman of IBM Credit Corporation.
                                                                           He served as IBM Vice President, Finance from 1990
                                                                           to 1993 and IBM Vice President and Group
                                                                           Executive, IBM World Americas Group from 1988 to
                                                                           1990. He currently serves as a director of NUI
                                                                           Corporation and Unisource Worldwide, both of which
                                                                           are publicly-held corporations. He joined
                                                                           ALCO/IKON in 1996.

Dorothy Leonard............    58           Director             1991      Dr. Leonard has been a Professor at the Harvard
                                                                           University Graduate School of Business
                                                                           Administration since 1993. Prior to this, she
                                                                           served as an Associate Professor from 1989 to
                                                                           1993, and an Assistant Professor from 1983 to
                                                                           1989, at the Harvard University Graduate School of
                                                                           Business Administration. Dr. Leonard serves as an
                                                                           independent industrial consultant to numerous
                                                                           Fortune 100 companies and to startups. She also
                                                                           serves on the Advisory Board to Daimler Chrysler
                                                                           Corporation, a public company.

                                                                 YEAR
                                                                FIRST
                                                               ELECTED
   NAME                        AGE         POSITION            DIRECTOR                BACKGROUND
   ----                        ---         --------            --------                ----------
W. Walker Lewis............    55           Director             1995      Mr. Lewis presently is Chairman of Devon Value
                                                                           Advisers. From January 1995 to April 1998 he was a
                                                                           Senior Advisor with SBC Warburg Dillon Read Inc.
                                                                           (previously Dillon, Read & Co., Inc.). He was
                                                                           Managing Director, Strategic Services, and a
                                                                           member of the Management Committee of Kidder,
                                                                           Peabody & Co., Inc. from April 1994 to December
                                                                           1994. From April 1992 through December 1993, he
                                                                           served as President of Avon North America and as
                                                                           Executive Vice President of Avon Corporate. He
                                                                           currently serves as a director of Owens Corning,
                                                                           which is a publicly-held corporation, and London
                                                                           Fog and Mrs. Fields Original Cookies, which are
                                                                           non-publicly held entities. Mr. Lewis previously
                                                                           served as a director of AMS from February 1981
                                                                           through May 1992.


Frederic V. Malek..........    63           Director             1985      Mr. Malek has been Chairman of Thayer Capital
                                                                           Partners, a merchant bank, since March 1993. He
                                                                           was Co-Chairman, CB Commercial Real Estate Group
                                                                           (a real estate brokerage and management firm) from
                                                                           April 1989 to October 1996. He was Campaign
                                                                           Manager for the re-election campaign of President
                                                                           Bush and Vice President Quayle from December 1991
                                                                           to November 1992. He was Vice Chairman of
                                                                           Northwest Airlines from 1990 to December 1991, and
                                                                           was President of Northwest Airlines from 1989 to
                                                                           1990. From 1988 to 1989 he was Senior Advisor to
                                                                           The Carlyle Group (investment bank), and from 1981
                                                                           to 1988 he was President of Marriott Hotels and
                                                                           Resorts. Mr. Malek also serves as a director of
                                                                           Automatic Data Processing, Inc.; various
                                                                           Paine-Webber mutual funds; FPL Group; Northwest
                                                                           Airlines; CB Richard Ellis Services, Inc.; Global
                                                                           Vacation Group, Inc.; Aegis Communications Group,
                                                                           Inc.; SAGA Systems, Inc.; and HCR/Manor Care, Inc.,
                                                                           all of which are publicly-held entities.

                                                                 YEAR
                                                                FIRST
                                                               ELECTED
   NAME                        AGE         POSITION            DIRECTOR                BACKGROUND
   ----                        ---         --------            --------                ----------
Alan G. Spoon..............    48           Director             1996      As of May 1, 2000, Mr. Spoon will become General
                                                                           Partner of Polaris Venture Partners, a venture
                                                                           capital firm. Mr. Spoon has been Chief Operating
                                                                           Officer and Director of The Washington Post
                                                                           Company, a public company, since 1991, and has
                                                                           also served as President since 1993. Mr. Spoon
                                                                           joined The Washington Post Company in 1982. From
                                                                           1989 to 1991, he was President of Newsweek, Inc.
                                                                           During that time he also was responsible for
                                                                           Post-Newsweek television stations. From 1987 to
                                                                           1989, he was The Washington Post Company's Chief
                                                                           Financial Officer. He presently serves as a
                                                                           director of Human Genome Sciences, Inc.,
                                                                           Ticketmaster-CitySearch Online, Inc., and Danaher
                                                                           Corporation, each of which are public companies.

                    INFORMATION CONCERNING EXECUTIVE OFFICERS

           Information concerning Paul A. Brands, Chairman of the Board of Directors and Chief Executive Officer; Patrick W. Gross, Chairman of the Executive Committee of the Board of Directors; and Frank A. Nicolai, Executive Vice President and Secretary, is set forth above under the caption "Information Concerning Nominees for Director."

                 NAME              AGE                POSITION                BACKGROUND
                 ----              ---                --------                ----------
Fred L. Forman.................    56                Executive         Dr. Forman is currently AMS's General Manager in
                                                   Vice President      Europe focusing on the expansion and
                                                                       diversification of the Company's business there,
                                                                       as well as management of the Company's
                                                                       infrastructure. In addition, he participates in
                                                                       several executive steering committees with key
                                                                       clients and in key AMS-wide executive management
                                                                       activities. He joined the Company in 1971.

Ronald L. Schillereff.........     55                Executive         Dr. Schillereff joined the Company in February
                                                  Vice President,      1999. From 1993 to 1998 he was with Electronic
                                                  Chief Financial      Data Systems Corporation ("EDS") serving as
                                                      Officer,         Managing Director of EDS Australia (1997 to 1998);
                                                   and Treasurer       Managing Director of A.T. Kearney for Southeast
                                                                       Asia, which is a wholly-owned management
                                                                       consulting subsidiary of EDS (1995 to 1997); and
                                                                       Principal and Practice Leader in Management
                                                                       Consulting Services, the consulting division of
                                                                       EDS (1993 to 1995).

                             PRINCIPAL STOCKHOLDERS

           As of March 20, 2000, no persons were known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock. The following table sets forth, as of March 20, 2000, the number and percentage of outstanding shares of Common Stock beneficially owned by (i) each director, (ii) each executive officer, and (iii) all executive officers and directors as a group. Unless otherwise noted below, each person named in the table has sole voting and sole investment power with respect to each of the shares beneficially owned by such person.

                                                                             AMOUNT OF BENEFICIAL                 PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                             OWNERSHIP(1)                OUTSTANDING SHARES(2)
------------------------------------                                             ------------                ---------------------
Daniel J. Altobello(3)..............................................                25,957                           0.0%
           6550 Rock Spring Drive
           Bethesda, MD  20817

Paul A. Brands (3)(4)...............................................               508,681                           1.2%
           4050 Legato Road
           Fairfax, VA  22033

James J. Forese(3)..................................................                93,708                           0.2%
           70 Valley Stream Parkway
           Malvern, PA  19355

Fred L. Forman(4)...................................................               240,560                           0.6%
           4050 Legato Road
           Fairfax, VA  22033

Patrick W. Gross(3)(4)(5)...........................................               691,972                           1.7%
           4050 Legato Road
           Fairfax, VA  22033

Dorothy Leonard(3)..................................................                14,213                           0.0%
           Harvard University Graduate School
           of Business
           522 Soldiers Field Road
           Morgan Hall T93
           Boston, MA  02163

W. Walker Lewis(3)..................................................                14,403                           0.0%
           399 Park Avenue, 19th Floor
           New York, NY  10022

Frederic V. Malek(3)...............................................                 24,259                           0.0%
           901 15th Street, N.W.
           Suite 350
           Washington, D.C.  20004

Frank A. Nicolai(3)(4)(6)...........................................               541,154                           1.3%
           4050 Legato Road
           Fairfax, VA  22033

Ronald L. Schillereff(4)............................................                 9,333                           0.0%
           4050 Legato Road
           Fairfax, VA  22033

Alan G. Spoon(3)(7).................................................                11,749                           0.0%
           1150 15th Street, N.W.
           Washington, D.C.  20071

All executive officers and directors................................             2,175,989                           5.2%
           as a group (eleven persons)

(1) The amount of beneficial ownership includes stock options granted to directors and executive officers which have vested and are or will become exercisable within 60 days of March 20, 2000. Accordingly, Mr. Altobello has 6,832 options vested and exercisable; Mr. Brands has 16,200 options vested and exercisable; Mr. Forese has 5,583 options vested and exercisable; Dr. Forman has 8,100 options vested and exercisable; Mr. Gross has 8,100 options vested and exercisable; Dr. Leonard has 6,833 options vested and exercisable; Mr. Lewis has 11,749 options vested and exercisable; Mr. Malek has 7,166 options vested and exercisable; Mr. Nicolai has 8,100 options vested and exercisable; Dr. Schillereff has 9,333 options vested and exercisable; and Mr. Spoon has 8,749 options vested and exercisable. All executive officers and directors as a group (eleven persons) have beneficial ownership of 96,745 options vested and exercisable within 60 days of March 20, 2000.

(2) The percentages of Common Stock were calculated to include stock options vested and exercisable. The number of shares of Common Stock was calculated as of March 20, 2000.

(3)   Indicates a director of the Company.

(4)   Indicates an executive officer of the Company.

(5) The amount includes 64,875 shares beneficially owned by Mr. Gross' wife. Mr. Gross disclaims beneficial ownership with respect to the shares owned by his wife, who has the sole power to vote and dispose of such shares. The amount also includes 362,310 shares jointly owned by Mr. and Mrs. Gross, who share joint power to vote and dispose of such shares. Lastly, the amount includes 55,350 shares each owned by two trusts, totaling 110,700 shares, for the benefit of Mr. Gross' son and daughter, respectively, of which Mr. and Mrs. Gross are co-trustees. Mr. and Mrs. Gross share joint power to vote and dispose of such shares.

(6) The amount includes 64,124 shares beneficially owned by Ms. Nicolai with respect to which she has sole voting and dispositive power. Mr. Nicolai disclaims beneficial ownership with respect to the shares owned by Ms. Nicolai.

(7) The amount includes 3,000 shares jointly owned by Mr. Spoon and his spouse, who share joint power to vote and dispose of such shares.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's directors, executive officers, and persons who own more than 10% of a registered class of the equity securities of the Company ("reporting persons") file with the Securities and Exchange Commission (the "Commission") initial reports of ownership, and reports of changes in ownership, of shares of stock, and options to purchase such shares, of the Company. Reporting persons are required by Commission rules to furnish the Company with copies of all Section 16(a) reports they file.

           Based solely upon a review of Section 16(a) reports furnished to the Company for the fiscal year ended December 31, 1999 (the "1999 fiscal year"), and representations by reporting persons that no other reports were required for the 1999 fiscal year, all Section 16(a) reporting requirements were met, except as follows. During 1999, Messrs. Patrick W. Gross and James J. Forese and Ms. Nancy M. Yurek each reported the exercise of options to purchase shares of Common Stock on a Form 4 that was filed late. In addition, Mr. W. Walker Lewis reported the acquisition of shares of Common Stock for his service on the Board of Directors on a Form 4 that was filed late in 1999.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

           The following table summarizes the compensation paid or accrued by the Company during the three fiscal years ended December 31, 1999, to the Company's executive officers.


                                                        ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                                                        -------------------                ----------------------
                                                                                           AWARDS        PAYOUTS
                                                                                           ------        -------
                                                                                            SHARES
                                                                                          UNDERLYING
                                                                                           OPTIONS
                                                                                           (NO. OF       LTIP       ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR       SALARY   BONUS(1)       OTHER        SHARES)(2)    PAYOUT(3)   COMPENSATION(4)
---------------------------               ----       ------   -----          -----                      ------      ------------

Paul A. Brands                            1999     $391,666   $335,000            0       12,000        $727,500       $8,188
         Chairman of the Board            1998      342,333    437,500            0        3,000               0        8,328
         of Directors, Chief Executive    1997      304,000          0            0            0               0        8,427
         Officer, and Director

Patrick W. Gross                          1999     $330,833   $167,835            0        4,000        $347,415       $8,188
         Chairman of the Executive        1998      311,167    236,250            0        1,000               0        8,328
         Committee of the Board of        1997      292,000          0            0            0               0        8,427
         Directors, and Director

Frank A. Nicolai                          1999     $306,666   $155,775            0        4,000        $324,225       $8,188
         Executive Vice President,        1998      286,333    217,500            0        1,000               0        8,328
         Secretary,  and Director         1997      268,000          0            0            0               0        8,427

Fred L. Forman                            1999     $330,833   $125,250     $266,376(5)     4,000        $375,750       $8,188
         Executive Vice President         1998      313,500    236,250      174,158(6)     1,000               0        8,328
                                          1997      303,667    229,500        9,959(7)         0               0        8,427

Ronald L. Schillereff                     1999     $275,000   $150,000            0       35,000(8)            0            0
         Executive Vice President,
         Chief Financial Officer,
         and Treasurer

(1) All amounts were awarded based on the achievement of annual performance goals under single or multi-year incentive compensation plans.

(2) Except as otherwise indicated, each of these awards of shares of Common Stock is associated with performance under individual incentive compensation plans and was made by the appropriate Board committee pursuant to a shareholder-approved stock option plan.

(3) All amounts represent the final cash payment for successful completion of multi-year performance indicators of individual incentive compensation plans.

(4) These amounts represent the Company's contribution to special individual retirement accounts pursuant to the AMS Simplified Employee Pension/IRA Plan (the "IRA Plan").

(5) This amount consists of $142,315 in foreign assignment related income and $124,061 in foreign taxes paid by the Company in connection with compensation paid to Dr. Forman for services performed for the Company abroad.

(6) This amount consists of $104,186 in foreign assignment related income and $69,972 in foreign taxes paid by the Company in connection with compensation paid to Dr. Forman for services performed for the Company abroad.

(7) This amount represents foreign taxes paid by the Company in connection with compensation paid to Dr. Forman for services performed for the Company abroad.

(8) Dr. Schillereff received these options upon joining the Company in February 1999.

OPTION GRANTS IN FISCAL 1999

           Shown below is information concerning stock option grants to the Company's executive officers who were granted options on Common Stock during the Company's 1999 fiscal year.


                                                    INDIVIDUAL GRANTS
                            ---------------------------------------------------------------------
                                                                                                     POTENTIAL REALIZABLE VALUE AT
                                 NUMBER OF       % OF TOTAL                                          ASSUMED ANNUAL RATES OF STOCK
                                  SHARES           OPTIONS                                           PRICE APPRECIATION FOR OPTION
                                UNDERLYING       GRANTED TO       EXERCISE OR                           TERM COMPOUNDED ANNUALLY
                                  OPTIONS       EMPLOYEES IN       BASE PRICE       EXPIRATION       ------------------------------
           NAME                 GRANTED(1)       FISCAL 1999      ($/SHARE)(2)         DATE               5%                 10%
           ----                 -------          -----------      ----------           ----               --                 ---
Paul A. Brands............        12,000            1.1%            $33.38           02/29/04          $110,719           $244,678
Patrick W. Gross..........         4,000            0.4%            $33.38           02/29/04           $36,906            $81,559
Frank A. Nicolai..........         4,000            0.4%            $33.38           02/29/04           $36,906            $81,559
Fred L. Forman............         4,000            0.4%            $33.38           02/29/04           $36,906            $81,559
Ronald L. Schillereff.....        35,000(3)         3.3%            $35.88           02/01/04          $346,906           $766,572

(1) Except as otherwise indicated, each option grant is associated with a performance-based individual incentive compensation plan for 1998-1999 and was made by the appropriate Board committee pursuant to 1996 Amended Stock Option Plan F, as amended ("Plan F"), a shareholder-approved stock option plan. The options will become exercisable one month prior to the indicated expiration date. In accordance with each incentive compensation plan, the exercise date of an option award may be accelerated to June 30 or August 31 of the year following the end of the performance period covered by the plan if the Compensation Committee determines that the executive successfully completed the plan.

(2) Each option grant was awarded with an exercise price equal to the market value of the Common Stock on the date of the grant.

(3) These options were granted to Dr. Schillereff when he joined AMS in February 1999.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

           Shown below is information with respect to exercises by the Company's executive officers during the Company's 1999 fiscal year of options to purchase shares of Common Stock pursuant to Plan F, and earlier stock option plans. Also shown is information with respect to certain unexercised options to purchase shares of Common Stock held by the Company's executive officers as of the end of the Company's 1999 fiscal year.

                                          NUMBER
                                            OF                       NUMBER OF SHARES UNDERLYING        VALUE OF UNEXERCISED
                                          SHARES                        UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                         ACQUIRED                         END OF FISCAL YEAR             END OF FISCAL 1999(2)
                                            ON          VALUE             ------------------             ---------------------
                  NAME                   EXERCISE    REALIZED(1)     EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
                  ----                   --------    -----------     -----------    -------------   -----------    -------------
Paul A. Brands........................         0            0          24,300           16,500        $263,250        $16,312
Patrick W. Gross......................         0            0          12,150            5,750        $131,625         $6,656
Frank A. Nicolai......................     1,350      $30,633          12,150            5,750        $131,625         $6,656
Fred L. Forman........................         0            0          12,150            5,750        $131,625         $6,656
Ronald L. Schillereff.................         0            0           7,000           28,000               0              0

(1) Based on the market value of the Common Stock on the date of exercise (as measured by the closing bid price of the National Market of The Nasdaq Stock Market), minus the option's exercise price.

(2) Based on the market value of the Common Stock on the last trading day of 1999 (as measured by the closing bid price of $31.35 of the National Market of The Nasdaq Stock Market), minus the option's exercise price.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

           No long-term incentive plan awards were made to the Company's executive officers during the Company's 1999 fiscal year.

           Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and Performance Graph shall not be incorporated by reference into any such filings.

             COMPENSATION COMMITTEE REPORT OF EXECUTIVE COMPENSATION

COMPOSITION AND RESPONSIBILITIES OF COMPENSATION COMMITTEE

           The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board of Directors with respect to the Company's compensation policies generally. It is composed entirely of outside directors who have never served as officers of the Company or its affiliates (the "Outside Directors"). The Compensation Committee approves the compensation plans for the Company's executive officers, including the Chief Executive Officer (the "CEO"), and on an annual basis determines the compensation to be paid to the executive officers. The Compensation Committee is responsible for the granting and administration of stock options and incentive compensation granted to the executive officers.

           The Compensation Committee has furnished the following report for fiscal 1999:

COMPENSATION OBJECTIVES AND PHILOSOPHY

           The objectives of the Company's executive compensation program are to provide a level of compensation that will attract and retain executives capable of achieving long-term success for the Company's shareholders and to structure their compensation packages such that a significant portion generally is tied to the achievement of multi-year targets for pre-tax income.

EXECUTIVE OFFICER COMPENSATION

           GENERAL. The Company's executive compensation program consists of three main components: (i) annual base salary, (ii) potential for an annual cash bonus and awards of stock options based on Company pre-tax income, the profit contribution of a particular business unit, individual performance, or some combination of these factors, and (iii) the opportunity to earn long-term cash and stock-based incentives which are intended to encourage the achievement of superior results over time and to align executive officer and shareholder interests. In addition to research and recommendations furnished by the Company's senior management, the Compensation Committee has relied, inter alia, on information furnished through executive compensation surveys by a recognized compensation consulting firm, and information known to various members of the Board of Directors. The Compensation Committee compares salaries and other elements of executive compensation with the compensation paid to executives in technology and consulting firms which are actual competitors of the Company. Few of these companies are in the Hambrecht & Quist Technology Stock Index, the peer index chosen by the Company for comparison in the "Shareholder Return Performance Graph" below, because their shares are not publicly traded. They include, for example, the consulting divisions of certain Big 5 accounting firms, other prominent consulting firms which are wholly-owned subsidiaries of publicly-traded companies, and other software firms that are privately held.

           The executive officers, including the CEO, are eligible for the same benefits, including group health and life insurance and participation in the IRA Plan, as are available generally to the Company's professional staff, except that the executive officers do not participate in the Company's Profit-Sharing Plan (the "Profit-Sharing Plan"), a stock award plan, or the Company's Employee Stock Purchase Plan. The Company does not provide material perquisites to any of its executive officers.

           ANNUAL BASE SALARY. The Compensation Committee determines the annual base salary of each of the Company's executive officers, including the CEO. Changes in base salary are generally made effective on March 1. The same principles are applied in setting the salaries of all executive officers to ensure that salaries are competitively established. Salaries are determined by considering the executive officer's potential duties and responsibilities within the Company and his business unit, and the executive officer's potential impact on the operations and profitability of the Company. Unlike with respect to the Company's incentive compensation arrangements, the Compensation Committee does not consider achievement of specific corporate performance factors in establishing base salaries for its executive officers. In general, it is the policy of the Company to set base salaries lower than would be typical for comparable positions in similar firms, and to include more compensation in incentive plans, particularly incentive compensation plans tied to multi-year performance periods.

           INCENTIVE COMPENSATION PLANS. Each executive officer of the Company generally participates in incentive compensation plans of one to three years in duration. These plans are similar to multi-year incentive plans in which other members of the Company's professional staff participate. Under such plans, the executive officer is eligible for annual cash incentive awards, and cash awards which may be made at the end of each plan if the Compensation Committee determines that the executive officer has met the specified goals of the executive's programs. Some plans also contemplate awards of stock options under the Company's shareholder-approved stock option plans. Generally, each executive officer has a plan which details the executive officer's goals, which are comprised of financial performance, including targets for the Company's pre-tax income. Each executive officer also generally has an incentive compensation plan with targets based on the achievement of various individual goals.

           The annual cash awards under the incentive compensation plans and the cash portion of the award for completion of an incentive compensation plan generally are based on multiples of a percentage of the executive officer's salary for the relevant fiscal period. The number of stock options which may be awarded is determined at the time the performance goals are established. Such number of stock options is not determined by reference to any specific criteria other than the Company's historical practice of awarding stock options in connection with incentive compensation plans for certain executive officers. The exercise price of all options granted in connection with the incentive compensation plans for the executive officers is the fair market value of the shares on the date of grant of the option. Achievement of the specified financial or individual goals for plan years earlier than the final plan year in a multi-year plan entitles the executive to specified interim cash payments and stock option grants, all of which are considered advances against the multi-year incentive compensation amounts. Such interim cash payments are significantly less than a ratable percentage of the projected incentive compensation payable on successful completion of a multi-year plan. For example, successful completion of the first year of a two-year plan typically would entitle the executive to payment of 25% of target cash incentive compensation. Stock options in connection with multi-year plans also are granted according to a schedule specified in the plan, typically including a small percentage of options granted at the time the plans are approved by the Compensation Committee.

           Fiscal 1999 was the second year of two-year compensation plans for Paul A. Brands, Patrick W. Gross, Frank A. Nicolai, and Fred L. Forman. All of these plans included the same pre-tax income target as a financial goal and included individual goals based on the areas of responsibility of each such executive officer. All plans required that a minimum percentage of the stated goal must be achieved before any portion of the related incentive compensation share was payable. The plans also took into account projected pre-tax income for the year following the performance year just ended in determining whether awards are payable and the amounts of such awards. Each plan also included higher award multiples for performance which exceeded the targets by a stated percentage.

           Ronald L. Schillereff completed a one-year incentive compensation plan with non-financial goals in 1999. His individual goals were based on his area of responsibility and included the establishment of certain management and control processes.

           In February 2000, the Compensation Committee determined that Messrs. Brands, Gross, and Nicolai had substantially met their financial and non-financial goals relative to fiscal year 1999 and that Dr. Schillereff had substantially met his non-financial goals for such year, and determined that each had earned his respective target payments. In addition, the Compensation Committee determined that Dr. Forman had substantially met his financial goals and had met certain of his non-financial goals for fiscal year 1999 and determined that he had earned the related target payments. The foregoing amounts are shown above in the Summary Compensation Table under "Annual Compensation -- Bonus" and/or "Long-Term Compensation -- Payouts -- LTIP Payout." The Compensation Committee in February 2000 also approved the stock option awards to Messrs. Brands, Gross, Nicolai, and Forman contemplated by their approved incentive compensation plans and based on achievement of the specified goals for fiscal 1999.

POLICY ON DEDUCTIBILITY OF COMPENSATION

           Under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the allowable deduction for compensation paid or accrued with respect to persons who as of the end of the year are employed as the chief executive officer and each of the four most highly compensated executive officers of a publicly-held corporation is limited to no more than $1 million per year for fiscal years beginning on or after January 1, 1994. This limitation does not apply to compensation payable to the Company's current executive officers consisting of stock options issuable under Plan F or earlier stock option plans, nor to compensation payable under certain performance-based compensation plans approved by shareholders. The Compensation Committee has taken certain actions to minimize the adverse effects of Section 162(m) on the after-tax income of the Company. In particular, as recommended by the Compensation Committee, the 1996 Incentive Compensation Plan for Executive Officers (the "IC Plan") was presented to and approved by the shareholders at the 1996 annual meeting of shareholders of the Company. Grants to executive officers of incentive compensation based on pre-tax income are generally expected to be covered by the IC Plan when such coverage is consistent with the Compensation Committee's goals. The IC Plan significantly limits the Compensation Committee's discretion regarding the structure and amount of incentive compensation paid to an employee covered by such Plan. Accordingly, not all incentive compensation payable to executive officers is paid pursuant to the IC Plan. The Compensation Committee projects that it is unlikely that deductions will be lost as a result of this practice. The Compensation Committee will continue to monitor whether compensation that is limited by Section 162(m) is likely to exceed the deduction limitations under Section 162(m), and the Compensation Committee is expected to take appropriate actions to reduce the likelihood of a loss of deductions.

CHIEF EXECUTIVE OFFICER COMPENSATION

           The Chief Executive Officer's annual base salary is established by the Compensation Committee using the same criteria as discussed above for the executive officers. Paul A. Brands, who has served as Chief Executive Officer of the Company since September 1993, received an annual base salary of $400,000 for 1999, which represented an increase of approximately 14% over his base salary for 1998. The increase was not based on any specific corporate performance factors. Mr. Brands' incentive compensation payments are determined by the Compensation Committee based on targets for the Company's pre-tax income, collection of accounts receivable, and certain other financial and non-financial goals. Mr. Brands met the financial targets for fiscal years 1998 and 1999, as determined by the Compensation Committee in February 2000, entitling him to payment of $727,500 in bonus for successful completion of his multi-year plan. Based on Mr. Brands' successful completion of his 1998-1999 multi-year plan, the Compensation Committee also determined to grant Mr. Brands 7,500 stock options in February 2000, as contemplated by the incentive compensation program.

           At its February 2000 meeting, the Compensation Committee also decided to increase Mr. Brands' base salary to $425,000 as of March 1, 2000.

                              Daniel J. Altobello (Chairman)
                              James J. Forese
                              Dorothy Leonard
                              W. Walker Lewis
                              Frederic V. Malek
                              Alan G. Spoon

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

           The following graph and table provide a comparison of the cumulative total return on the Common Stock of the Company for the five-year period beginning December 31, 1994, with returns on the Standard & Poor's 500 Composite Index and the Computer Software Sector Index of the Hambrecht & Quist Technology Stock Index. The graph and table assume that the value of the investment in the Common Stock of the Company and each of the aforementioned indices on December 31, 1994, was $100 and that all cash dividends were reinvested, although the Company has never paid cash dividends on the Common Stock. The historical stock price performance of the Common Stock of the Company shown below is not necessarily indicative of future stock price performance.


                                  [BAR GRAPH]


==========================================================================================================================
                                                       12/31/94     12/31/95    12/31/96   12/31/97   12/31/98  12/31/99
==========================================================================================================================
AMSY Common Stock                                        $100         $156        $191       $152       $312      $244
==========================================================================================================================
S&P 500 Composite Index                                  $100         $138        $169       $226       $290      $351
==========================================================================================================================
Hambrecht & Quist Technology/Software                    $100         $143        $174       $211       $275      $626
==========================================================================================================================

              COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

COMMITTEES AND MEETINGS

           The Company has a standing Executive Committee, Stock Option/Award Committee, Compensation Committee, and Audit Committee. The Company does not have a standing Nominating Committee.

           The Executive Committee is presently composed of three directors, all of whom are executive officers of the Company: Patrick W. Gross (Committee Chairman), Paul A. Brands, and Frank A. Nicolai. The Executive Committee generally has the power to authorize all corporate actions that the Board of Directors has the power to authorize, except as may be limited by law. The Executive Committee met once during 1999.

           The Stock Option/Award Committee is presently composed of three directors, all of whom are executive officers of the Company: Paul A. Brands (Committee Chairman), Patrick W. Gross, and Frank A. Nicolai. The Stock Option/Award Committee administers the Company's employee stock option plans, except as noted below. These directors are eligible to receive options under the plans, but options, if any, awarded to them are granted and administered by the Compensation Committee. The Stock Option/Award Committee also administers the Profit-Sharing Plan. Directors and executive officers are not eligible to participate in the Profit-Sharing Plan. The Stock Option/Award Committee meets as required and met twice during 1999.

           The Compensation Committee is presently composed of the six Outside
Directors: Daniel J. Altobello (Committee Chairman), James J. Forese, Dorothy Leonard, W. Walker Lewis, Frederic V. Malek, and Alan G. Spoon. The Compensation Committee is responsible for developing and making recommendations to the Board of Directors with respect to the Company's compensation policies generally. The Compensation Committee approves the compensation plans for the Company's executive officers, including the Chief Executive Officer, and on an annual basis determines the compensation to be paid to the executive officers. The Compensation Committee alone is responsible for the granting and administration of stock options granted to the executive officers and to the Controller. In 1999, the Compensation Committee met three times.

           The Audit Committee is presently composed of four Outside Directors:
James J. Forese (Committee Chairman), Daniel J. Altobello, Dorothy Leonard, and Alan G. Spoon. This Committee has the responsibility for making recommendations to the Board of Directors as to the independent accountants of the Company; for reviewing with the independent accountants, upon completion of their audit, the scope of their examination, any recommendations they may have for improving internal accounting controls, management systems, or choice of accounting principles, and other matters; and for reviewing generally the accounting control procedures of the Company. In 1999, the Audit Committee met three times.

           The Board of Directors met five times during 1999. All members attended all of the meetings of the Board and Committees of the Board on which they serve.

COMPENSATION

           Directors who also serve as executive officers of the Company are not separately compensated for attending Board meetings. Outside Directors were entitled to receive a meeting fee of $5,000, plus travel expenses, for the first Board meeting attended during 1999. Thereafter, the fee was increased to $6,000 per Board meeting attended, and the fee is currently at this level. Such fees and expenses were, in fact, paid for all meetings attended during fiscal 1999. In addition, Outside Directors were paid an annual retainer of $6,000 during fiscal 1999. Under the Company's Outside Directors Stock-for-Fees Plan (the "Stock-for-Fees Plan"), which was approved by shareholders in May 1995, Outside Directors can elect to have the annual meeting fees and retainer, which would otherwise be paid to the Outside Directors in cash, paid in the form of Common Stock. Alternatively, Outside Directors can elect to defer receipt of the annual meeting fees and retainer pursuant to the Company's Outside Director Deferred Compensation Plan (the "Deferred Compensation Plan"). Under the terms of the Deferred Compensation Plan, Outside Directors making such an election would be credited with earnings on amounts deferred at an interest rate based on a corporate bond index and such interest rate would be increased by 300 basis points if the Company achieved certain annual performance goals. W. Walker Lewis elected to have his meeting fees for the five Board meetings he attended during 1999 paid in the form of Common Stock pursuant to the Stock-for-Fees Plan.

           Prior to the amendment of Plan F by the Board of Directors and the shareholders in May 1999, Outside Directors received automatic grants of stock options. Plan F, as amended, eliminated the automatic, non-discretionary stock option awards to Outside Directors and permits the Compensation Committee to grant stock options to Outside Directors on a discretionary basis. On July 23, 1999, each Outside Director was granted 5,000 options to purchase shares of Common Stock. All of such options vested immediately upon their grant to the Outside Directors.

           The following is a summary of the stock options that were granted to Outside Directors pursuant to the Company's stock option plans prior to the May 1999 amendment of Plan F. The number of shares subject to grant, and subject to outstanding options, are adjusted when stock splits occur. All options granted to Outside Directors vest at the rate of 1/60th a month for each month the Outside Director continues to serve as a director. Pursuant to a prior stock option plan, each Outside Director in May 1988 was granted 5,000 options to purchase shares of Common Stock. James J. Forese, who became a director in November 1989, was granted 5,000 options on November 10, 1989. Dorothy Leonard, who became a director in September 1991, was granted 5,000 options on September 27, 1991. Under 1992 Amended and Restated Stock Option Plan E, as amended ("Plan E"), each new Outside Director was automatically granted 5,000 options (such number subject to adjustments for splits) upon first becoming a director, and each Outside Director was automatically granted an additional 5,000 options (such number subject to adjustments for splits), vesting over five years, when any options previously granted have fully vested. Pursuant to Plan E, Daniel J. Altobello was granted 7,500 options on July 27, 1993 when he first became a director, and Frederic V. Malek was granted 5,000 options in April 1993 because his options granted in 1988 had fully vested. The grant to Mr. Malek was made subject to shareholder approval, which was obtained in May 1993. In addition, under Plan E, Mr. Forese was granted 7,500 options (after giving effect to the October 1994 stock split) in November 1994 because his options granted in 1988 had fully vested, and W. Walker Lewis was granted 5,000 options on December 1, 1995 when he became a director. Dr. Leonard was granted 5,000 options under Plan E in August 1996 because her options granted in 1991 had fully vested, and Alan
G. Spoon was granted 5,000 options under Plan E in September 1996 when he became a director. Plan F, as in effect prior to its amendment in 1999, provided for the automatic grant of the same amount of options to Outside Directors as provided for under Plan E. Consequently, Mr. Malek was granted 5,000 options under Plan F in April 1998 because his options granted in 1993 had fully vested. In addition, Mr. Altobello was granted 5,000 options under Plan F in August 1998 because his options granted in 1993 had fully vested.

                      COMPENSATION COMMITTEE INTERLOCKS AND
                              INSIDER PARTICIPATION

           Daniel J. Altobello, James J. Forese, Dorothy Leonard, W. Walker Lewis, Frederic V. Malek, and Alan G. Spoon served as members of the Compensation Committee during fiscal 1999 and continue to serve as members. Mr. Altobello is Chairman of the Compensation Committee.

           During 1999, there were no Compensation Committee interlocks, and there was no insider participation in the executive compensation decisions of the Company.

                         INDEPENDENT PUBLIC ACCOUNTANTS

           On July 31, 1998, at the Company's regularly scheduled meetings of the Board of Directors and the Audit Committee, the Company accepted the resignation of PricewaterhouseCoopers LLP because of conflicts of interest resulting from the July 1, 1998 merger of Price Waterhouse LLP and Coopers & Lybrand LLP. The Company and Coopers & Lybrand LLP have long-standing business relationships which both parties wish to continue. In view of the independence requirements of the Commission regarding the independence of certifying public accountants, the Company and PricewaterhouseCoopers LLP mutually determined that it would be inappropriate for PricewaterhouseCoopers LLP to continue as the Company's accountants. Price Waterhouse LLP was the Company's independent certifying accountants for 28 years. As a result of these circumstances, the Audit Committee and the Board of Directors thereupon appointed Deloitte & Touche LLP as the Company's independent certifying accountants for the fiscal years ending December 31, 1998 and December 31, 1999.

           During the two fiscal years ended December 31, 1997 and December 31, 1996, the reports of PricewaterhouseCoopers LLP on the annual financial statements have neither contained any adverse opinions or disclaimers of opinions, nor have they been qualified or modified. During such two-year period, and through July 31, 1998, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such years.

           A representative from Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement should the representative desire to do so, and is expected to be available to respond to appropriate questions during such Meeting.

           The Board of Directors has not yet appointed an accounting firm to audit the accounts of the Company for the fiscal year ending December 31, 2000. The Board of Directors, upon the recommendation of the Audit Committee, expects to make such appointment at its regularly scheduled meeting in September 2000.

                                  OTHER MATTERS

           The Board of Directors does not know of any matters to be presented at the Annual Meeting other than the election of directors. If any other business should come before the Annual Meeting, including a vote to adjourn or postpone such Meeting, the persons named in the enclosed Proxy will vote thereon at the Meeting, or any adjournment or postponement thereof, as they determine to be in the best interests of the Company.

                PROPOSALS FOR 2001 ANNUAL MEETING OF SHAREHOLDERS

           Under the rules of the Commission, the date by which proposals of shareholders of the Company intended to be presented at the 2001 annual meeting of shareholders must be received by the Company for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors is December 14, 2000. Shareholder proposals should be submitted to Frank A. Nicolai, Secretary, American Management Systems, Incorporated, 4050 Legato Road, Fairfax, Virginia 22033.

           Under the Company's By-laws (the "By-laws"), a stockholder must follow certain procedures to nominate persons for election as directors or to propose other business to be considered at an annual meeting of shareholders. These procedures provide that shareholders desiring to make nominations for directors and/or to bring a proper subject before a meeting must do so by notice timely received by the Secretary of the Company. The Secretary of the Company generally must receive notice of any such proposal not less than sixty days and no more than ninety days prior to the anniversary of the preceding year's annual meeting of shareholders. In the case of proposals for the 2001 annual meeting of shareholders, the Secretary of the Company generally must receive notice of any such proposal no earlier than February 11, 2001, and no later than March 13, 2001 (other than proposals intended to be included in the proxy statement and form of proxy, which, as noted above, must be received by December 14, 2000). Generally, such shareholder notice must set forth (a) as to each nominee for director, all information relating to such nominee that is required to be disclosed in solicitations or proxies for election of directors under the proxy rules of the Commission; (b) as to any other business, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder; and (c) as to the shareholder, (i) the name and address of such shareholder, (ii) the number of shares of Common Stock which are owned beneficially and of record by such shareholder, (iii) a representation that the shareholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or other business, and (iv) a representation as to whether the shareholder intends, or is part of a group which intends, to solicit proxies from other shareholders in support of such nomination or other business. The chairman of the annual meeting shall have the power to declare that any proposal not meeting these and any other applicable requirements imposed by the By-laws shall be disregarded. A copy of the By-laws may be obtained without charge on written request to Frank A. Nicolai, Secretary, American Management Systems, Incorporated, 4050 Legato Road, Fairfax, Virginia 22033.

           In addition, the form of proxy solicited by the Board of Directors in connection with the 2001 annual meeting of shareholders will confer discretionary authority to the named proxies to vote on any proposal, unless with respect to a particular proposal the Secretary of the Company receives notice of such matter no earlier than February 11, 2001, and no later than March 13, 2001, and such notice complies with the other requirements described in the preceding paragraph.

                                  ANNUAL REPORT

           A copy of the 1999 Annual Report of the Company (which includes condensed financial data and a letter to shareholders) accompanies this Proxy Statement. Appendix 1 to this Proxy Statement, titled "1999 Financial Report," contains all of the financial information (including the Company's audited financial statements), and certain general information, published in the Company's 1999 Annual Report. Appendix 1 is incorporated herein by reference. A copy of the Company's 1999 Annual Report on Form 10-K may be obtained without charge by writing to Frank A. Nicolai, Secretary, American Management Systems, Incorporated, 4050 Legato Road, Fairfax, Virginia 22033.

                                    BY ORDER OF THE BOARD OF DIRECTORS,




                                    Frank A. Nicolai
                                    Secretary


April 12, 2000
Fairfax, Virginia

           SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE REMINDED TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED OR CAST YOUR VOTES BY TELEPHONE AT 1-800-840-1208. INSTRUCTIONS REGARDING TELEPHONE VOTING ARE INCLUDED ON THE PROXY.

                                                                      APPENDIX 1







                    AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

                              1999 FINANCIAL REPORT




                                    CONTENTS
--------------------------------------------------------------------------------

Business of AMS                                                              1

Financial Statements and Notes                                               4

Reports of Independent Accountants                                          25

Management's Discussion and Analysis of Financial
 Condition and Results of Operations                                        27

Assumptions Underlying Certain Forward-Looking
 Statements and Factors That May Affect Future Results                      34

Five-Year Financial Summary                                                 36

Five-Year Revenues by Target Market                                         37

Selected Quarterly Financial Data                                           38

Other Information                                                           39

BUSINESS OF AMS

         OVERVIEW

         The business of American Management Systems, Incorporated and its wholly-owned subsidiaries ("AMS" or the "Company") is to partner with clients to achieve breakthrough performance through the intelligent use of information technology. AMS is the premier provider of Next Generation Enterprise business and technology solutions that dramatically improve business performance and create value for our clients. AMS provides a full range of consulting services from strategic business analysis to the full implementation of solutions that produce genuine results, on time and within budget. AMS's suite of eBusiness strategy, management and technology services makes business reinvention possible in Internet time for large organizations. AMS measures success based on the results and business benefits achieved by its clients.

         AMS is a trusted business partner for many of the largest and most respected organizations in the markets in which it specializes. AMS is a company that transforms organizations into Next Generation Enterprises. A key element of this is establishing an extensive network of strategic alliances, partnerships and joint ventures to provide "best of breed" solutions and to extend AMS's market reach in all of the Company's target markets. Further, the Company is establishing organizations with different business models to leverage the Company's assets in new ways and create additional market value. Each year, approximately 85-90% of the Company's business comes from clients it worked with in previous years.

         The Company, which operates as one segment, focuses on clients in specific sectors which are referred to as target markets. The Company is targeting high value sectors within these target markets and striving to be the market leader in providing Next Generation Enterprise solutions. Organizations in AMS's target markets -- telecommunications firms; financial services institutions; state and local governments and education organizations; federal government agencies; and other corporate clients -- have a crucial need to exploit the potential benefits of information and systems integration technology. The Company helps clients fulfill this need by continuing to build a professional staff which is composed of experts in the necessary technical and functional disciplines; managers who can lead large, complex systems integration projects; and business and computer analysts who can devise creative solutions to complex problems. The Company is focused on accelerating international growth, and the Company is investing in establishing a strong AMS brand and identity to support the growth.

         Another significant component of AMS's business is the development of proprietary software products, either with its own funds or on a jointly funded basis with other organizations. These products are principally licensed as elements of custom tailored systems, and, to a lesser extent, as stand-alone applications. The Company expended $102.3 million in 1999, $77.4 million in 1998, and $50.6 million in 1997 for development associated with proprietary software. The Company expensed in the accompanying consolidated financial statements $47.1 million in 1999, $35.4 million in 1998, and $30.7 million in 1997 for research and development associated with proprietary software, including amortization. In 1999, the Company reduced the unamortized costs by $21.8 million representing collections from funding partners, compared to $14.8 million in 1998. As a percentage of revenues, license and maintenance fee revenues were less than 10% during each of the last three years.

         As part of its growth strategy the Company has formed a cross-target market practice that will focus on delivering high-value, customer-facing Web solutions - including eBill, eCare and eMarketing - tailored to clients in the financial services, telecommunications, government and utilities sectors. These solutions will help firms achieve greater cost savings, deliver improved customer service and leverage cross-sell and up-sell opportunities in their markets. The new "eCustomer" practice builds upon the Company's existing, significant eCommerce client base. In 1999, the Company expanded its direct eBusiness revenue to approximately $117 million and its eBusiness related revenue to more than $500 million, both increases of more than 150%. Given the rapidly evolving digital economy and the critical role of eBusiness, AMS has begun to implement a strategy that clearly positions the Company for success in this fast changing environment. The vision driving the strategy is to be the premier provider of Next Generation Enterprise business and technology solutions that dramatically improve business performance. AMS will provide leading edge eBusiness services and solutions to transform both private and public organizations into Next General Enterprises - organizations fully utilizing emerging technologies to succeed in the digital economy.

         In order to serve clients outside of the United States, AMS has expanded internationally by establishing subsidiaries or foreign branches.
Exhibit 21 of this Form 10-K provides a complete listing of all twenty-one active AMS subsidiaries (and branches), showing name, year organized or acquired, and place of incorporation. Revenues attributable to AMS's non-US clients were approximately $226.7 million in 1999, $208.4 million in 1998, and $248.6 million in 1997. Additional information on revenues and assets attributable to AMS's geographic areas of operation is provided in Note 12 of the consolidated financial statements appearing in Exhibit 13 of this Form 10-K.

         Founded in 1970, AMS services clients worldwide. AMS's approximately 9,000 employees serve clients from corporate headquarters in Fairfax, Virginia and from 59 offices worldwide.

         TELECOMMUNICATIONS FIRMS

         AMS markets systems consulting and integration services for order processing, customer care, billing, accounts receivable, and collections, both for local exchange and interexchange carriers and for cellular/wireless telephone companies. Much of the Company's work involves developing and implementing customized capabilities using AMS's application software products as a foundation.

         FINANCIAL SERVICES INSTITUTIONS

         AMS provides information technology consulting and systems integration services to money center banks, major regional banks, insurance companies, and other large financial services firms. The Company specializes in corporate and international banking, consumer credit management, customer value and global risk management, bank management information systems, and retirement plan systems.

         STATE AND LOCAL GOVERNMENTS AND EDUCATION

         AMS markets systems consulting and integration services, and application software products, to state, county, and municipal governments for financial management, tax and revenue management, human resources, social services, public safety and transportation functions, and environmental systems. The Company also markets services and application software products to universities and colleges.

         FEDERAL GOVERNMENT AGENCIES

         The Company's clients include civilian and defense agencies and aerospace companies. Assignments require knowledge of agency programs and management practices as well as expertise in computer systems integration. Services provided by AMS include information technology, consulting, operations and maintenance support, large scale systems integration and certain Year 2000 remediation. AMS's work for defense agencies often involves specialized expertise in engineering and logistics.

         OTHER CORPORATE CLIENTS

         The Company also solves information systems problems for the largest firms in other industries, including health care organizations and firms in the gas and electric utilities industry. AMS has systems integration and operations projects with several large organizations and intends to pursue more. AMS provides technical training and technical consulting services in software technology for large-scale business systems.

FINANCIAL STATEMENTS AND NOTES

American Management Systems, Incorporated

CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31
(In millions except per share data)                           1999           1998         1997
-----------------------------------------------------------------------------------------------
REVENUES                                                    $1,240.3       $1,057.8      $872.3

EXPENSES
       Client Project Expenses                                 653.8          576.2       485.0
       Other Operating Expenses                                380.0          305.7       271.6
       Corporate Expenses                                       88.6           79.0        61.4
       Provision for Specific Contract                          20.0            7.0        --
                                                            --------       --------      ------
                                                             1,142.4          967.9       818.0

INCOME FROM OPERATIONS                                          97.9           89.9        54.3

OTHER (INCOME) EXPENSE
       Interest (Income) Expense                                  --            0.8         4.4
       Other (Income) Expense                                   (2.8)           1.1        (1.5)
       Loss on Equity Investments in Other Companies             4.3            0.7          --
                                                            --------       --------      ------
                                                                 1.5            2.6         2.9

INCOME BEFORE INCOME TAXES                                      96.4           87.3        51.4

INCOME TAXES                                                    39.5           35.5        20.2
                                                            --------       --------      ------
NET INCOME                                                  $   56.9       $   51.8      $ 31.2
                                                            ========       ========      ======
WEIGHTED AVERAGE SHARES                                         41.9           42.1        41.4
                                                            ========       ========      ======
BASIC NET INCOME PER SHARE                                  $   1.36       $   1.23      $ 0.75
                                                            ========       ========      ======
WEIGHTED AVERAGE SHARES AND EQUIVALENTS                         42.6           42.9        42.3
                                                            ========       ========      ======
DILUTED NET INCOME PER SHARE                                $   1.34       $   1.21      $ 0.74
                                                            ========       ========      ======







----------------
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Incorporated

CONSOLIDATED BALANCE SHEETS


December 31 (In millions except per share data)                       1999                1998
-----------------------------------------------------------------------------------------------
ASSETS
-----------------------------------------------------------------------------------------------

CURRENT ASSETS
       Cash and Cash Equivalents                                    $  111.3           $  119.3
       Accounts and Notes Receivable                                   294.7              260.3
       Prepaid Expenses and Other Current Assets                        22.8                8.8
                                                                    --------           --------
                                                                       428.8              388.4

FIXED ASSETS
       Equipment                                                        50.5               59.7
       Furniture and Fixtures                                           25.5               23.6
       Leasehold Improvements                                           19.1               17.3
                                                                    --------           --------
                                                                        95.1              100.6
       Accumulated Depreciation and Amortization                       (63.9)             (63.0)
                                                                    --------           --------
                                                                        31.2               37.6

OTHER ASSETS
       Purchased and Developed Computer Software (Net of
         Accumulated Amortization of $74,500,000 and
         $72,000,000)                                                  114.7               83.6
       Intangibles (Net of Accumulated Amortization of
         $5,500,000 and $4,700,000)                                      6.2                4.3
       Other Assets (Net of Accumulated Amortization of
         $940,000 and $920,000)                                         31.6               23.7
                                                                    --------           --------
                                                                       152.5              111.6
                                                                    --------           --------

TOTAL ASSETS                                                        $  612.5           $  537.6
                                                                    ========           ========




----------------
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Incorporated

CONSOLIDATED BALANCE SHEETS

December 31 (In millions except per share data)                        1999               1998
------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
       Notes Payable and Capitalized Lease Obligations               $    6.1           $    5.3
       Accounts Payable                                                  24.6               21.3
       Accrued Incentive Compensation                                    51.7               55.8
       Other Accrued Compensation and Related Items                      40.7               39.8
       Deferred Revenues                                                 57.4               37.7
       Other Accrued Liabilities                                         12.8                4.8
       Accrued Contract Losses                                           27.0                7.3
       Income Taxes Payable                                               7.0                9.1
                                                                     --------           --------
                                                                        227.3              181.1
       Deferred Income Taxes                                              2.8                4.9
                                                                     --------           --------
                                                                        230.1              186.0

NONCURRENT LIABILITIES
       Notes Payable and Capitalized Lease Obligations                   16.5               22.7
       Other Accrued Liabilities                                         27.5               15.9
       Deferred Income Taxes                                             28.9               21.1
                                                                     --------           --------
                                                                         72.9               59.7
                                                                     --------           --------

TOTAL LIABILITIES                                                       303.0              245.7

STOCKHOLDERS' EQUITY
       Preferred Stock ($0.10 Par Value; 4,000,000 Shares
         Authorized, None Issued or Outstanding)
       Common Stock ($0.01 Par Value; 200,000,000 Shares
         Authorized, 51,057,214 and 51,057,214 Issued and
         41,018,387 and 42,026,510 Outstanding)                           0.5                0.5
       Capital in Excess of Par Value                                    89.5               96.7
       Retained Earnings                                                297.2              240.3
       Currency Translation Adjustment                                  (12.2)              (6.3)
       Common Stock in Treasury, at Cost (10,038,827 and
         9,030,704 Shares)                                              (65.5)             (39.3)
                                                                     --------           --------
                                                                        309.5              291.9
                                                                     --------           --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $  612.5           $  537.6
                                                                     ========           ========



----------------
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Incorporated

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31 (In millions)                                             1999           1998           1997
--------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net Income                                                                $   56.9       $   51.8       $  31.2
     Adjustments to Reconcile Net Income to Net Cash
       Provided by Operating Activities:
          Depreciation                                                             12.5           17.0          17.9
          Amortization                                                             25.1           21.6          16.8
          Loss on Investments in Other Companies                                    4.3            0.7            --
          Deferred Income Taxes                                                     5.6            7.8           3.2
          Provision for Doubtful Accounts                                           6.2           10.9          10.6
          Provision for Contract Losses                                            19.7            7.3         (18.5)
     Changes in Assets and Liabilities:
          Increase in Trade Receivables                                           (40.6)         (30.3)         (3.7)
          (Increase) Decrease in Prepaid Expenses and Other
             Current Assets                                                       (14.0)          (0.4)          4.8
          Increase in Other Assets                                                (14.6)         (10.6)         (8.2)
          Increase (Decrease) in Accrued Incentive Compensation                     1.1           31.1          (9.1)
          Increase (Decrease) in Accounts Payable, Other Accrued
             Compensation and Liabilities                                          23.8           26.0          (0.1)
          Increase (Decrease) in Deferred Revenue                                  19.6           (2.0)         19.0
          (Decrease) Increase in Income Taxes Payable                              (2.1)           0.3           1.0
                                                                               --------       --------       -------
     Net Cash Provided by Operating Activities                                    103.5          131.2          64.9
                                                                               --------       --------       -------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of Fixed Assets                                                      (9.3)         (10.6)        (15.9)
     Purchase of Computer Software                                                 (7.7)          (3.3)         (2.3)
     Investment in Software Products                                              (45.6)         (41.8)        (31.6)
     Other Investments and Intangibles                                             (4.5)          (2.3)          0.4
     Proceeds from Sale of Fixed Assets and Purchased Computer Software             5.6            2.6           0.9
                                                                               --------       --------       -------
     Net Cash Used in Investing Activities                                        (61.5)         (55.4)        (48.5)
                                                                               --------       --------       -------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Borrowings                                                                      --             --          20.0
     Payments on Borrowings                                                        (5.4)          (7.5)        (51.7)
     Proceeds from Common Stock Options Exercised                                  14.2           20.9           9.1
     Payments to Acquire Treasury Stock                                           (52.9)         (21.2)         (0.1)
                                                                               --------       --------       -------
     Net Cash Used in Financing Activities                                        (44.1)          (7.8)        (22.7)
                                                                               --------       --------       -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                            (5.9)           1.7          (6.9)
                                                                               --------       --------       -------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                               (8.0)          69.7         (13.2)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                    119.3           49.6          62.8
                                                                               --------       --------       -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                       $  111.3       $  119.3       $  49.6
                                                                               ========       ========       =======

NON-CASH OPERATING AND FINANCING ACTIVITIES:
     Treasury Stock Utilized to Satisfy Accrued
        Incentive Compensation Liabilities                                     $    5.2       $   --         $   2.3
     Treasury Stock Utilized to Satisfy Stock Options Exercised                $   12.3       $    4.7       $  --


----------------
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Incorporated

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Year Ended December 31, 1999, 1998, and 1997 (In millions)


                                            Common
                                            Stock       Capital in      Currency                                         Total
                                          (Par Value    Excess of      Translation      Retained        Treasury      Stockholders'
                                            $0.01)      Par Value      Adjustment       Earnings         Stock           Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                 $0.5         $75.0          $(1.1)          $157.3          $(28.6)         $203.1

   Common Stock Options Exercised              --           4.1                                                             4.1
   Tax Benefit Related to Exercise of
     Common Stock Options                                   5.0                                                             5.0
   Currency Translation Adjustment                                        (6.9)                                            (6.9)
   Common Stock Repurchased                                                                                (0.1)           (0.1)
   Restricted Stock Awarded                                                                                 2.3             2.3
   1997 Net Income                                                                         31.2                            31.2
                                             ----         -----         ------           ------          ------          ------
Balance at December 31, 1997                  0.5          84.1           (8.0)           188.5           (26.4)          238.7

   Common Stock Options Exercised              --           5.3                                             8.3            13.6
   Tax Benefit Related to Exercise of
     Common Stock Options                                   7.3                                                             7.3
   Currency Translation Adjustment                                         1.7                                              1.7
   Common Stock Repurchased                                                                               (21.2)          (21.2)
   1998 Net Income                                                                         51.8                            51.8
                                             ----         -----         ------           ------          ------          ------
Balance at December 31, 1998                  0.5          96.7           (6.3)           240.3           (39.3)          291.9

   Common Stock Options Exercised              --         (12.3)                                           21.4             9.1
   Tax Benefit Related to Exercise of
     Common Stock Options                                   5.1                                                             5.1
   Currency Translation Adjustment                                        (5.9)                                            (5.9)
   Common Stock Repurchased                                                                               (52.9)          (52.9)
   Restricted Stock Awarded                                                                                 5.3             5.3
   1999 Net Income                                                                         56.9                            56.9
                                             ----         -----         ------           ------          ------          ------
Balance at December 31, 1999                 $0.5         $89.5         $(12.2)          $297.2          $(65.5)         $309.5
                                             ====         =====         ======           ======          ======          ======




----------------
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Incorporated

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME



Year Ended December 31 (In millions)           1999              1998              1997
----------------------------------------------------------------------------------------
NET INCOME                                     $56.9            $51.8             $31.2

OTHER COMPREHENSIVE INCOME (LOSS):
     Currency Translation Adjustment            (5.9)             1.7              (6.9)
                                               -----            -----             -----
COMPREHENSIVE INCOME                           $51.0            $53.5             $24.3
                                               =====            =====             =====




----------------
See Accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

         The business of American Management Systems, Incorporated and its wholly-owned subsidiaries ("AMS" or the "Company") is to partner with clients to achieve breakthrough performance through the intelligent use of information technology. AMS is an international business and information technology consulting firm that provides a full range of services: business re-engineering, change management, systems integration, and systems development and implementation. AMS is headquartered in Fairfax, Virginia, with 59 offices worldwide. The Company, which operates as one segment, focuses on the following primary target markets: telecommunications firms, financial services institutions, state and local governments and education, federal government agencies and other corporate clients.

A.       Revenue Recognition

         Revenues on fixed-price contracts are generally recorded using the percentage of completion method based on the relationship of costs incurred to the estimated total costs of the project. Revenues on cost reimbursable contracts and time and material contracts are recorded as labor and other expenses are incurred.

         The Company recognizes revenues on the percentage of completion method for contracts involving software license fees and the provision of significant software modifications and customized services. For all other software license contracts, revenues are recorded upon execution of the contract, provided that all shipment obligations have been met, fees are fixed or determinable, and collection is deemed probable. Revenues from software maintenance contracts are recognized ratably over the maintenance period.

         On benefit-funded contracts (contracts whereby the amounts due the Company are payable based on actual benefits derived by the client), the Company may defer recognition of revenues until a point at which management can predict, with reasonable certainty, that the benefit stream will generate amounts sufficient to fund the contract. From that point forward, revenues are recognized on a percentage of completion basis. All of the current large multi-year benefit-funded contracts are now being recognized on a percentage of completion basis.

         When adjustments in contract value or estimated costs are determined, any changes from prior estimates are reflected in earnings in the current period. Any anticipated losses on contracts in progress are charged to earnings when identified. The costs associated with cost-plus government contracts are subject to audit by the U.S. Government. In the opinion of management, no significant adjustments or disallowances of costs are anticipated beyond those provided for in the financial statements.

B.       Software Development Costs

         The Company develops proprietary software products using its own funds, or on a jointly funded basis with other organizations, and records such activities as research and development. These software products are then licensed to customers, either as stand-alone applications, or as elements of custom-built systems.

         The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86 -- "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed" and for software jointly developed in accordance with Statement of Position 97-2, "Software Revenue Recognition". For projects funded by the Company, significant development costs incurred beyond the point of demonstrated technological feasibility are capitalized and, after the product is available for general release to customers, such costs are amortized on a straight-line basis over a period of 3 to 5 years. For projects where the Company has a funding partner, the capital asset is reduced by the amount collected from the partner. The Company recorded $16.6 million of amortization in 1999, $14.5 million of amortization in 1998, and $12.5 million of amortization in 1997. Unamortized costs were $106.7 million, $79.1 million, and $51.9 million at December 31, 1999, 1998, and 1997, respectively. In 1999, the Company reduced the unamortized costs by $21.8 million representing collections from funding partners, compared to $14.8 million in 1998. The Company evaluates the net realizable value of capitalized software using the estimated, undiscounted, net-cash flows of the underlying products.

         The Company capitalizes costs incurred for the development or purchase of internal use software in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Once the product is substantially complete and ready for its intended use, capitalized costs are amortized on a straight-line basis over the estimated useful life of the software.

         The Company expended $102.3 million in 1999, $77.4 million in 1998, and $50.6 million in 1997 for development associated with proprietary software. The Company expensed in the accompanying consolidated financial statements $47.1 million in 1999, $35.4 million in 1998, and $30.7 million in 1997 for research and development associated with proprietary software.

C.       Fixed Assets, Purchased Computer Software Licenses and Intangibles

         Fixed assets and purchased computer software licenses are recorded at cost. Furniture, fixtures, and equipment are depreciated over estimated useful lives ranging from 3 to 10 years. Leasehold improvements are amortized ratably over the lesser of the applicable lease term or the useful life of the improvement. For financial statement purposes, depreciation is computed using the straight-line method. Purchased software licenses are amortized over 2 to 5 years using the straight-line method. Intangibles are generally amortized over 5 to 15 years.

D.       Income Taxes

         Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates for the year in which the differences are expected to reverse.

         Deferred income taxes are provided for temporary differences in recognizing certain income, expense, and credit items for financial reporting purposes and tax reporting purposes. Such deferred income taxes primarily relate to the methods of accounting for revenue, capitalized software development costs, restricted stock, and the timing of deductibility of certain reserves and accruals for income tax purposes. A valuation allowance is recorded if it is "more likely than not" that some portion or all of a deferred tax asset will not be realized.

E.       Earnings Per Share

         Basic EPS excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and is computed using the treasury stock method.

F.       Cash and Cash Equivalents

         The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short maturity of these instruments.

G.       Currency Translation

         For operations outside the United States with functional currencies other than the U.S. dollar, the Company translates income statement amounts at the average monthly exchange rates throughout the year. The Company translates assets and liabilities at exchange rates prevailing as of the balance sheet date. The resulting translation adjustments and gains and losses on intercompany transactions which are long term in nature are shown as a separate component of stockholders' equity.

H.       Principles of Consolidation

         The consolidated financial statements include the accounts of American Management Systems, Incorporated and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated. The Company's investments in companies in which it has the ability to exercise significant influence over operating and financial policies are accounted for under the equity method, with the remaining investments carried at cost.

I.       Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Future actual results could be different due to these estimates. Significant estimates inherent in the preparation of the accompanying consolidated financial statements include: management's forecasts of contract costs and progress towards completion which are used to determine revenue recognition under the percentage-of-completion method, management's estimates of allowances for doubtful accounts, tax valuation allowances, and management's estimates of the net realizable value of purchased and developed computer software and intangible assets.

J.       Foreign Currency Hedging

         From time to time, the Company enters into foreign exchange contracts as a hedge of intercompany balance sheet transactions. Market value gains and losses are recognized, and the resulting credits or debits offset foreign exchange gains or losses on those transactions when settled. For 1998 and 1997, the Company entered into such short-term contracts with de minimis values. No contracts are outstanding as of December 31, 1999.

K.       Reclassifications

         Certain prior year information has been reclassified to conform with the current year presentation.

L.       Comprehensive Income

         The Company's principal components of comprehensive income are net income and foreign currency translation adjustments.

M.       Investments

         The Company's policy is to use the equity method for accounting for investments in companies and other investments in which the Company has significant influence or control, generally this represents common stock ownership or partnership equity of at least 20% or more. Employing this method the Company records the initial investment at cost and subsequently adjusts the carrying amount of the investment to reflect the Company's share of income or loss of the investee and to reflect when applicable any dividends received from the investee.

N.       New Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133 entitled "Accounting for Derivative Instruments and Hedging Activities." This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The FASB has delayed its effective date for one year to fiscal years beginning after June 15, 2000. The Company will be required to adopt this new accounting standard by January 1, 2001. The Company does not anticipate early adoption of this new standard. Due to the complexity of this new standard, the Company has not completed an assessment of the impact it will have on its financial position or results of operations. The Company currently has no material derivative transactions which would be impacted by this new standard.


NOTE 2 -- ACCOUNTS AND NOTES RECEIVABLE

December 31 (In millions)                                      1999                  1998
------------------------------------------------------------------------------------------
Trade Accounts Receivable
     Amounts Billed                                          $236.1                 $215.5
     Amounts Not Billed                                        58.4                   46.7
     Contract Retention                                        11.0                    7.9
                                                             ------                 ------
     Total                                                    305.5                  270.1

Allowance for Doubtful Accounts                               (10.8)                  (9.8)
                                                             ------                 ------
Total                                                        $294.7                 $260.3
                                                             ======                 ======


         The Company enters into large, long-term contracts and, as a result, periodically maintains individually significant receivable balances with certain major clients. At December 31, 1999, the ten largest individual receivable balances totaled approximately $108.4 million. No other receivable exceeded $5 million.

         Management believes that credit risk, with respect to the Company's receivables, is low due to the creditworthiness of its clients and the diversification of its client base across different industries and geographies. In addition, the Company is further diversified in that it enters into a range of different types of contracts, such as fixed price, cost-plus, time and material, and benefits funded contracts. The Company may also, from time to time, work as a subcontractor on particular contracts. The Company performs ongoing evaluations of contract performance as well as evaluations of the client's financial condition.

NOTE 3 -- NOTES PAYABLE AND CAPITALIZED LEASE OBLIGATIONS

         Effective January 9, 1998, the Company entered into a syndicated five-year $120 million Multi-Currency Revolving Credit Agreement with Bank of America and Wachovia Bank (the "1998 Agreement") as agents. A term loan (the "Term Loan"), which was funded by Wachovia Bank and Bank of America on January 6, 1997 under a term loan agreement, remains outstanding and is now governed by the 1998 Agreement.

         The aggregate weighted average borrowings under all revolving credit agreements was approximately $0.4 million in 1999, and $4.5 million in 1998, at daily weighted average annual interest rates of approximately 5.7% in 1999 and 4.9% in 1998. The maximum borrowed under all agreements was $37.8 million in 1999 and $33.8 million in 1998. At December 31, 1999 the Company had no amounts outstanding under its revolving credit facility and $22.6 million in term loans compared to no amounts outstanding under its revolving credit facility and $28.0 million in term loans at December 31, 1998.

         The Company and most of its existing subsidiaries can borrow funds under the 1998 Agreement in any of the approved currencies, subject to certain minimum amounts per borrowing. Interest on such borrowings will generally range from LIBOR plus 12.5 basis points to LIBOR plus 45 basis points, depending on the ratio of total debt to EBITDA. The Company must also pay a facility fee ranging from 12.5 basis points to 20 basis points of the total facility, based on the same performance measure. Based on such measures at December 31, 1999, interest payments during 2000 will be based on LIBOR plus 12.5 basis points and the facility fee will be 12.5 basis points of the total facility.

         The 1998 Agreement, and the Term Loan, contain certain covenants with which the Company must comply. These include: (i) maintain at the end of each fiscal quarter for the four fiscal quarters ending on such date a fixed charge coverage ratio of not less than 2.25 to 1.0, as of December 31, 1997 and March 31, 1998, increasing to 2.5 to 1.0 for the quarter ending June 30, 1998 and thereafter, (ii) maintain total debt to EBITDA ratio of no more than 3.0 to 1.0,
(iii) restrictions on using net worth to acquire other companies or transferring assets to a subsidiary, and (iv) restrictions on declaring or paying cash dividends in any one fiscal year in excess of twenty-five percent of its net income for such year.

         The following schedule summarizes the total outstanding notes; there are no outstanding capitalized lease obligations. The carrying values approximate the fair values.

December 31 (In millions)                                                             1999           1998
----------------------------------------------------------------------------------------------------------

Revolving Line-of-Credit                                                              $  --          $ --

Unsecured Notes With Interest at 5.250% - 6.938%
  Principal and Interest Payable Monthly Through
  January 2004                                                                         22.6           28.0
                                                                                      -----          -----

Total Notes Payable and Capitalized Lease Obligations                                 $22.6          $28.0
                                                                                      =====          =====


Principal amounts are repayable as shown below:
     2000                                                                               6.1
     2001                                                                               6.1
     2002                                                                               5.4
     2003                                                                               4.0
     2004                                                                               1.0
                                                                                      -----
                                                                                       22.6
     Less Current Portion                                                               6.1
                                                                                      -----
     Long-Term Portion                                                                $16.5
                                                                                      =====


         Interest paid by the Company totaled $4.2 million in 1999, $4.2 million in 1998, and $5.8 million in 1997.

NOTE 4 -- EQUITY SECURITIES

         At December 31, 1997, the Company had a stock option plan, the 1992 Amended and Restated Stock Option Plan E, as amended (the "1992 Plan E"), under which the Company was authorized to issue up to 3,375,000 shares of common stock as incentive stock options ("ISOs") or nonqualified stock options ("NSOs"). The 1992 Plan E, which was approved by the shareholders in May 1992, replaced Stock Option Plan E ("Plan E"). At its February 1998 meeting, the Board terminated the 1992 Plan E. No grants have been made under this plan since 1996. On May 10, 1996, the shareholders approved a new stock option plan for the Company, Stock Option Plan F ("Plan F") under which an additional 3,800,000 shares of common stock may be issued as ISOs or NSOs. On February 21, 1997, the Board adopted certain amendments to Plan F resulting in the 1996 Amended Stock Option Plan F ("Amended Plan F") which was approved by the shareholders at the May 9, 1997 annual meeting. On March 3, 1999 the Board approved an amended, Amended Plan F resulting in the 1996 Amended Stock Option Plan F, as Amended, which was ratified by the shareholders at the May 21, 1999 annual meeting. The plan was amended to increase the number of shares of common stock authorized to be issued to 5,800,000 shares, to increase the maximum lifetime from five years to ten years in the case of NSOs and eight years to ten years in the case of ISOs, and to allow the Compensation Committee to grant stock options to Outside Directors generally on a discretionary basis rather than on an automatic, non-discretionary basis.

         On December 3, 1999 the Board approved the 1999 Contractor Stock Option Plan. The purpose of the plan is to offer certain non-employees ("contractors"), who contribute materially to the successful operation of the Company, additional incentive to continue to serve as contractors by increasing their participation in the Company through stock ownership. Under the plan, the Company is authorized to issue up to 20,000 shares of common stock as NSOs which will expire on a date no later than five years from the date of issuance. No options were granted under this plan during 1999.

         Under all plans, the exercise price of an ISO granted is not less than the fair market value of the common stock on the date of grant and for NSOs, the exercise price is either the fair market value of the common stock on the date of the grant or, when granted in connection with one-year performance periods under the Company's incentive compensation program, the exercise price may be determined by a formula selected by the Board or appropriate Board committee that is based on the fair market value of the common stock as of a date, or for a period, that is within three months of the date of grant. In cases where the market value exceeds the exercise price on the date of grant, the differential is recorded as compensation expense. Under all plans, options expire up to ten years from the date of grant. Options granted are exercisable immediately, in monthly installments, or at a future date, as determined by the appropriate Board committee or as otherwise specified in the plan.

         At December 31, 1999 there were 4,789,800 shares available for grant under Amended Plan F, as amended. No options remain available for grant under any previous stock option plan. The following table summarizes information with respect to stock options outstanding at December 31, 1999.

                                                                                       Options Exercisable
                                  Total Options Outstanding at 12/31/99                     at 12/31/99
                                  -------------------------------------                     -----------
                                               Weighted
                                                Average
                                               Remaining          Weighted                            Weighted
                                              Contractual          Average                             Average
       Range of                   Number          Life            Exercise            Number          Exercise
  Exercise Prices                of Shares      (Years)             Price            of Shares          Price
--------------------------------------------------------------------------------------------------------------
 $  6.44  -  $ 17.50               941,375        1.75             $14.33              850,461         $14.51
   18.25  -    23.72               595,065        5.74              22.07              244,153          21.01
   23.75  -    26.13               633,035        2.69              25.01              441,263          24.71
   26.25  -    33.00               703,643        6.52              29.36              235,531          29.12
   33.38  -    36.63               514,457        4.33              33.94              322,378          33.96
   38.06  -    38.06                 5,000        7.05              38.06                  647          38.06
                                 ---------                                           ---------
                                 3,392,575        4.01             $23.81            2,094,433         $22.06

Additional information with respect to stock options awarded pursuant to such plans is summarized in the following schedule.

                                                                          Number of                 Weighted
                                                                            Option                  Average
                                                                            Shares               Exercise Price
---------------------------------------------------------------------------------------------------------------
Balance Outstanding at December 31, 1996                                  3,416,756                  $ 12.76

For the Year Ended December 31, 1997:
     Options Granted                                                        964,335                    20.77
     Options Canceled                                                        85,405                    19.60
     Options Exercised                                                      516,384                     7.94
     Balance Outstanding at December 31, 1997                             3,779,302                    15.31

For the Year Ended December 31, 1998:
     Options Granted                                                        731,244                    25.34
     Options Canceled                                                       122,325                    21.88
     Options Exercised                                                    1,204,535                    11.20
     Balance Outstanding at December 31, 1998                             3,183,686                    18.92

For the Year Ended December 31, 1999:
     Options Granted                                                      1,084,684                    30.73
     Options Canceled                                                       150,473                    24.06
     Options Exercised                                                      725,322                    12.64
     Balance Outstanding at December 31, 1999                             3,392,575                    23.81


         The Company has chosen to continue to account for stock-based compensation using the method prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees." In 1996, the Company adopted, for disclosure purposes only, Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS No. 123).

         If the Company determined compensation cost for these plans in accordance with SFAS No. 123, the Company's pro-forma net income and earnings per share for fiscal year 1999, 1998 and 1997 would have been decreased to the pro-forma amounts indicated below:

December 31 (In millions, except per share data):                     1999               1998            1997
--------------------------------------------------------------------------------------------------------------

Reported:
         Net Income                                                  $56.9            $51.8             $31.2
                                                                     =====            =====             =====
         Basic Net Income per Share                                  $1.36            $1.23             $0.75
                                                                     =====            =====             =====
         Diluted Net Income per Share                                $1.34            $1.21             $0.74
                                                                     =====            =====             =====
Pro-Forma:
         Net Income                                                  $51.1            $48.8             $26.8
                                                                     =====            =====             =====
         Basic Net Income per Share                                  $1.22            $1.16             $0.65
                                                                     =====            =====             =====
         Diluted Net Income per Share                                $1.20            $1.14             $0.64
                                                                     =====            =====             =====

         The SFAS No. 123 method of accounting does not apply to options granted prior to January 1, 1995, and accordingly, the resulting pro-forma compensation cost may not be representative of that to be expected in future years.

         The Company has ten-year, eight-year and five-year options. For disclosure purposes, the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. Under the Black-Scholes model, the total value of the ten-year options granted in 1999 was $8.7 million, for which certain options would be amortized on a graded vesting schedule on a pro-forma basis over a seven-year period, and others would be amortized ratably on a pro-forma basis over a ten-year period (which varies between four months and ten years). The weighted-average fair value of the ten-year options granted in 1999 was $15.63. The total value of the eight-year options granted in 1999, 1998 and 1997 was $0.4 million, $2.8 million and $2.2 million, respectively, which would be amortized on a graded vesting schedule on a pro-forma basis over a seven-year period. The weighted-average fair value of the eight-year stock options granted in 1999, 1998 and 1997 was $17.82, $12.37 and $10.56, respectively. The total value of the five-year stock options granted in 1999, 1998 and 1997 was $8.0 million, $5.2 million and $5.5 million, respectively. These would be amortized ratably on a pro-forma basis over a five-year period (which varies between four months and five years). The weighted-average fair value of the five-year stock options granted in 1999, 1998 and 1997 was $16.00, $10.18 and $7.28, respectively.

         Additionally, the following assumptions were used for the ten-year, eight-year and five-year stock options granted in 1999, 1998 and 1997 respectively.


                                      Ten Year                    Eight Year                    Five Year
                            --------------------------     -------------------------     -------------------------
December 31                 1999        1998      1997     1999      1998       1997     1999      1998       1997
-------------------------------------------------------------------------------------------------------------------

Expected Volatility        44.44%        --        --     44.99%    43.86%     39.96%    49.92%   45.44%     39.65%
Risk-Free Interest Rate     6.09%        --        --      4.90%     5.36%      5.60%     4.99%    5.48%      6.29%
Expected Life               8 yrs        --        --      6 yrs     5 yrs      5 yrs     4 yrs    4 yrs      4 yrs
Expected Dividend Yield        0%        --        --         0%        0%         0%        0%       0%         0%


         On September 21, 1999, the Company announced that its Board of Directors has authorized the purchase, from time to time, of up to 2 million shares of its common stock through open market and negotiated purchases. This authorization is in addition to the actions in August of 1998 and in February 1999, where in both cases the Board of Directors authorized the purchase of 1 million shares. The Company repurchased 1,900,000, 720,000, and 3,000 shares of its common stock during 1999, 1998, and 1997, respectively, for a total of $74.2 million. In addition, the Company has been funding stock option exercises through the reissuance of previously acquired treasury shares.

NOTE 5 -- EARNINGS PER SHARE RECONCILIATION

Year Ended December 31 (In millions except per share data)                        1999         1998        1997
----------------------------------------------------------------------------------------------------------------
Basic Earnings per Share Computation
------------------------------------
    Net Income (Numerator)                                                        $56.9        $51.8       $31.2
                                                                                  -----        -----       -----
    Weighted Average Shares (Denominator)                                          41.9         42.1        41.4
                                                                                  -----        -----       -----
    Basic Net Income per Share                                                    $1.36        $1.23       $0.75
                                                                                  =====        =====       =====
Diluted Earnings per Share Computation
--------------------------------------
    Net Income (Numerator)                                                        $56.9        $51.8       $31.2
                                                                                  -----        -----       -----
    Weighted Average Shares and Equivalents:
       Weighted Average Shares                                                     41.9         42.1        41.4
       Shares Issuable Upon Exercise of Stock Options                               2.7          3.3         2.9
       Less Shares Assumed to be Repurchased at Fair Market Value                  (2.0)        (2.5)       (2.0)
                                                                                  -----        -----       -----
       Total Weighted Average Shares and Equivalents (Denominator)                 42.6         42.9        42.3
                                                                                  -----        -----       -----
    Diluted Net Income per Share                                                  $1.34        $1.21       $0.74
                                                                                  =====        =====       =====

NOTE 6 -- INCOME TAXES

Year Ended December 31 (In millions)                                    1999             1998             1997
----------------------------------------------------------------------------------------------------------------
Income before income taxes for the year ended
  December 31 was derived in the following jurisdictions:
       U.S.                                                            $  59.7          $  58.5          $  25.7
       Non-U.S.                                                           36.7             28.8             25.7
                                                                       -------          -------          -------
                                                                       $  96.4          $  87.3          $  51.4
                                                                       =======          =======          =======

The provision for income taxes is comprised of the following:
       Current:
           U.S. Federal                                                $  21.7          $  15.5          $   3.3
           U.S. State                                                      5.1              4.1              0.3
           Non-U.S.                                                       16.7              8.1             13.3
       Deferred:
           U.S. Federal                                                   (1.7)             6.4              3.2
           U.S. State                                                     (0.2)            (1.9)             0.6
           Non-U.S.                                                       (2.1)             3.3             (0.5)
                                                                       -------          -------          -------
Total Provision                                                        $  39.5          $  35.5          $  20.2
                                                                       =======          =======          =======

The differences between the U.S. federal statutory income tax as measured based on pre-tax income and the Company's
   effective rate are:
       U.S. federal statutory income tax rate                             35.0%            35.0%            35.0%
       State income taxes, net of federal benefit                          4.1              3.3              1.6
       Change in valuation allowance                                      (0.2)             0.7              0.2
       Research tax credits                                               (1.5)            (0.4)            (3.6)
       Meals and entertainment                                             2.7              2.4              3.7
       Goodwill and Other Non-deductibles                                  0.8              0.6              0.4
       Benefit of Non-U.S. Subsidiary Conversion                          --               (1.7)            (1.7)
       Impact of Non-U.S. jurisdictions                                    2.4              1.4              6.0
       Other                                                              (2.3)            (0.6)            (2.3)
                                                                       -------          -------          -------
Effective Rate                                                            41.0%            40.7%            39.3%
                                                                       =======          =======          =======

Year Ended December 31 (In millions)                                       1999           1998            1997
----------------------------------------------------------------------------------------------------------------

The tax effect of temporary differences that give rise to
   significant portions of the deferred tax assets and deferred tax liabilities at December 31 are as follows:
       Deferred Tax Assets:
           Accrued Expenses                                              $  10.3         $   3.2         $    --
           Employee Related Compensation                                    19.3            13.7             8.7
           Deferred Revenue                                                  1.7             1.0             1.5
           Allowance for Doubtful Accounts                                   4.5             3.9             4.2
           Loss and Credit Carryforwards                                     5.2             3.5             9.0
           Other                                                             6.9             5.0             3.3
                                                                         -------         -------         -------
       Subtotal                                                             47.9            30.3            26.7
       Valuation Allowance                                                  (0.9)           (1.1)           (0.5)
                                                                         -------         -------         -------
       Total Deferred Tax Assets                                         $  47.0         $  29.2         $  26.2
                                                                         -------         -------         -------


       Deferred Tax Liabilities:
           Unbilled Receivables                                          $ (27.1)        $ (19.9)        $ (20.4)
           Capitalized Software                                            (42.4)          (29.2)          (21.0)
           Other                                                             0.5            (6.1)           (3.1)
                                                                         -------         -------         -------
       Total Deferred Tax Liabilities                                      (69.0)          (55.2)          (44.5)
                                                                         -------         -------         -------
       Net Deferred Tax Liabilities                                      $ (22.0)        $ (26.0)        $ (18.3)
                                                                         =======         =======         =======


         The net changes in total valuation allowance for the years ending December 31, 1999, 1998, and 1997 were a decrease of $0.2 million, an increase of $0.6 million, and an increase of $0.1 million respectively. Certain of the Company's foreign subsidiaries have net operating losses, the majority of such losses carry forward over an indefinite period.

         The Company has not provided for U.S. federal income and foreign withholding taxes on $33.4 million of non-U.S. subsidiaries' undistributed earnings as of December 31, 1999, because such earnings are intended to be reinvested indefinitely or have already been taxed at rates in excess of the U.S. federal rate. If these earnings were distributed, foreign tax credits would become available under current law to reduce or eliminate the resulting U.S. income tax liability. Where excess cash has accumulated in the Company's non-US subsidiaries and it is advantageous for tax or foreign exchange reasons, subsidiary earnings are remitted.

         The Company paid income taxes of approximately $43.0 million, $23.4 million, and $14.9 million, in 1999, 1998, and 1997, respectively.


NOTE 7 -- DEFERRED COMPENSATION PLAN

         The Company has deferred compensation plans which were implemented in late 1996, and permit eligible employees and directors to defer a specified portion of their compensation. The deferred compensation earns a specified rate of return. As of year end 1999 and 1998 the Company had accrued $28.3 million and $17.3 million, respectively, for its obligations under these plans. The Company expensed $1.8 million in 1999 and $1.4 million in 1998, related to the earnings by the deferred compensation plan participants.

         To fund these plans, the Company purchases corporate-owned life insurance contracts. Proceeds from the insurance policies are payable to the Company upon the death of the insured. During 1999 the Company received proceeds of $1.2 million associated with one of the policies, which were subsequently re-invested in the existing corporate-owned life insurance contracts. The cash surrender value of these policies, included in "Other Assets", was $27.5 million at December 31, 1999 and $16.6 million at December 31, 1998. There were no outstanding loans at December 31, 1999 or December 31, 1998 on these policies.


NOTE 8 -- EMPLOYEE PENSION PLAN

         The Company has a simplified employee pension plan, which became effective January 1, 1980. This plan is a defined contribution plan whereby contributions are based on the application of a percentage specified by the Company to the qualified gross wages of eligible employees. The Company makes annual contributions to the plan equal to the amount accrued for pension expense. Total expense of the plan was $14.0 million in 1999, $11.5 million in 1998, and $9.8 million in 1997.


NOTE 9 -- JOINT VENTURE

         In 1998, the Company established a joint venture with Bank of Montreal to provide online loan application and decisioning services to small and mid-size financial institutions via a new limited liability company, Competix L.L.C. In October 1999, Competix converted from a limited liability company to a c-corporation in which the Company currently maintains a 50% interest. Competix is authorized to issue up to 20% of its stock to its employees, issuable upon the exercise of stock options. At such time or times as Competix employees exercise these stock options, AMS's percent ownership in Competix will be reduced. In 1999 and 1998, the Company invested $1.8 million and $3.6 million, respectively, in connection with its 50% interest in Competix, which investment was reduced by $4.3 million and $0.7 million related to the Company's share of the losses incurred by Competix in 1999 and 1998, respectively. (The losses reflect costs related to launching the new business).

NOTE 10 -- COMMITMENTS AND CONTINGENCIES

         The Company occupies production facilities and office space (real property) and uses various equipment under operating lease agreements, expiring at various dates through the year 2015.

         The commitments under these agreements, as of December 31, 1999, are summarized in the table below. Payments under the real property leases are generally subject to escalation based upon increases in the Consumer Price Index, operating expenses, and property taxes.

                     Gross Rentals and Maintenance Payments
                     --------------------------------------

(In millions)                                        Real Property           Equipment                  Total
---------------------------------------------------------------------------------------------------------------
2000                                                    $ 41.6                 $14.0                   $ 55.6
2001                                                      40.4                   8.1                     48.5
2002                                                      36.2                   2.7                     38.9
2003                                                      31.3                   1.5                     32.8
2004                                                      27.0                   1.1                     28.1
2005 through 2015                                        125.6                    --                    125.6
                                                        ------                 -----                   ------

Total                                                   $302.1                 $27.4                   $329.5
                                                        ======                 =====                   ======

         Operating lease expense for 1999, 1998, and 1997 was approximately $51.0 million, $45.1 million and $46.5 million, respectively.

         The Company has an extended leave program for certain employees that provides for compensated leave of eight weeks after seven years of service. The leave is not vested and can be taken only at the discretion of management. Because of the extended period over which the leave accumulates and the highly discretionary nature of the program, the amount of extended leave accumulated at any period end which will ultimately be taken is indeterminable. Consequently, the Company expenses such leave as it is taken.

         As required by the original terms of its contract with Bezeq, a subsidiary of the Company has entered into bank guarantees in Bezeq's favor securing its performance under this contract. At December 31, 1999, approximately $19.8 million was outstanding under such bank guarantees. See "Results of Operations - Expenses," above for additional information about the Bezeq contract. On August 8, 1999, the Company's subsidiary sought and received a temporary injunction from the Jerusalem District Court prohibiting Bezeq from realizing on the guarantees. On December 29, 1999 the Jerusalem District Court ruled that the AMS subsidiary may not enjoin Bezeq from drawing on the bank guarantees. The AMS subsidiary promptly appealed that decision to the Israeli Supreme Court, where the matter is pending. In the event the Israeli Supreme Court does not grant a permanent injunction, and Bezeq were to call on these guarantees, the Company's liquidity will not be jeopardized. On September 3, 1999, Bezeq sent a notice to the relevant AMS subsidiary purporting to terminate the contract, which the Company does not agree that Bezeq is entitled to do. On September 9, 1999, Bezeq sued the AMS subsidiary party to the contract in Jerusalem District Court. Bezeq alleges damages of approximately $39 million based on breach of contract, which figure includes amounts Bezeq could seek to draw under the bank guarantees. The Company's subsidiary is contesting these allegations vigorously in appropriate court submissions. The Company does not anticipate any material adverse effect on its liquidity as a result of these claims alleged by Bezeq against the AMS subsidiary. On January 19, 2000 the AMS subsidiary filed a counterclaim against Bezeq for approximately $58.8 million in damages due to breach of contract and other claims.

         As previously described in the Company's Forms 10-Q filed May 17, 1999, August 13, 1999 and November 15, 1999, the State of Mississippi sued AMS in April 1999, alleging claims for breach of contract, bad faith breach of contract, and unjust enrichment, and seeks various forms of injunctive relief as well as compensatory damages. On May 24, 1999, AMS filed an answer and counterclaim for payment for certain deliverables accepted by the State, including work in progress. Discovery continues and is expected to be completed by the second quarter of 2000. AMS expects to continue to contest the lawsuit vigorously.

         AMS performs, at any point in time, under a variety of contracts for many different clients. Situations can occasionally arise where factors may result in the renegotiation of existing contracts. Additionally, certain contracts may provide the client the right to suspend or terminate the contracts. To the extent any contracts may provide the client with such rights, the contracts generally provide for AMS to be compensated for work performed to date and may include provisions for payment of certain termination costs. However, business and other considerations may at times influence the ultimate outcome of contract renegotiations, suspension and/or cancellation.


NOTE 11 -- RELATED PARTY TRANSACTIONS

         The Company incurred legal fees and reimbursable expenses payable to ShawPittman, general counsel to the Company, totaling approximately $5.4 million, $5.0 million, and $4.0 million, in 1999, 1998, and 1997, respectively. A member of the firm of ShawPittman is the spouse of a former executive officer of the Company who resigned in November 1997.

NOTE 12 -- SEGMENT REPORTING AND SIGNIFICANT CUSTOMERS

         The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" as required and comparative information for earlier years is presented below. The Company engages in business activities in one operating segment which provides information technology consulting services to large clients in targeted vertical markets. The chief operating decision-maker is provided information about the revenues generated in key client industries. The resources needed to deliver the Company's services are not separately reported by industry. The Company markets its services worldwide, and its operations are grouped into two main geographic areas according to the location of each of the Company's subsidiaries. The Company's long-lived assets are located primarily in the United States. The two groupings consist of United States locations and non-US locations. Pertinent financial data is summarized below.


Year Ended December 31 (In millions)                                1999              1998            1997
------------------------------------------------------------------------------------------------------------
Revenues by Target Market

  Telecommunications Firms                                        $  337.6          $  266.6          $283.0
  Financial Services and Institutions                                193.9             210.2           181.1
  State and Local Governments and Education                          346.3             282.1           171.4
  Federal Government Agencies                                        300.3             241.3           189.2
  Other Corporate Clients                                             62.2              57.6            47.6
                                                                  --------          --------          ------

  Consolidated Total                                              $1,240.3          $1,057.8          $872.3
                                                                  ========          ========          ======
Revenues by Geographic Area

  U.S. Companies                                                  $1,048.4          $  873.3          $682.2
  Non-US Companies                                                   191.9             184.5           190.1
                                                                  --------          --------          ------
  Consolidated Total                                              $1,240.3          $1,057.8          $872.3
                                                                  ========          ========          ======

         Revenues from AMS's U.S. Companies include export sales to non-US clients of $34.8 million in 1999, $23.9 million in 1998, and $58.5 million in 1997. As a result the Company's total non-US client revenues, primarily in Western Europe, were as follows:


Year Ended December 31 (In millions)                 1999               1998               1997
------------------------------------------------------------------------------------------------
Exports By U.S. Companies                            $ 34.8            $ 23.9             $ 58.5
Non-US Companies                                      191.9             184.5              190.1
                                                     ------            ------             ------

Total Non-US Client Revenues                         $226.7            $208.4             $248.6
                                                     ======            ======             ======
  Percent of Total Revenues                            18.3%             19.7%              28.5%
                                                     ======            ======             ======


Significant Customers:

         Total revenues from the U.S. Government, comprising 112 clients in 1999, 109 clients in 1998, and 93 clients in 1997, were approximately $288.2 million in 1999, $224.8 million in 1998, and $171.5 million in 1997. No other customer accounted for 10% or more of total revenues in 1999, 1998, or 1997.

REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of American Management Systems, Incorporated
Fairfax, Virginia

We have audited the accompanying consolidated balance sheets of American Management Systems, Incorporated and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of American Management Systems, Incorporated and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




DELOITTE & TOUCHE LLP

McLean, Virginia
February 16, 2000

REPORT OF INDEPENDENT ACCOUNTANTS





To the Board of Directors and Stockholders of American Management Systems, Incorporated

     In our opinion, the accompanying consolidated financial statements appearing on pages 4 to 24 of the 1999 Financial Report present fairly, in all material respects, the financial position of American Management Systems, Incorporated and its subsidiaries at December 31, 1997, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




PricewaterhouseCoopers LLP

Washington, D.C.
February 18, 1998

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         This Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") contains certain forward-looking statements. In addition, the Company or its representatives from time to time may make, or may have made, certain forward-looking statements, orally or in writing, including, without limitation, any such statements made in this MD&A, press releases, or any such statements made, or to be made, in the MD&A contained in other filings with the Securities and Exchange Commission. The Company wishes to ensure that such forward-looking statements are accompanied by meaningful cautionary statements so as to ensure, to the fullest extent possible, the protections of the safe harbor established by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Accordingly, such forward-looking statements made by, or on behalf of, the Company are qualified in their entirety by reference to, and are accompanied by, the discussion herein of important factors that could cause the Company's actual results to differ materially from those projected in such forward-looking statements.


RESULTS OF OPERATIONS

         The following table sets forth for the periods indicated the percentage of total revenues of major items in the Consolidated Statements of Operations and the percentage change in such items from period to period (see "Financial Statements and Notes"), excluding percentage changes in de minimus dollar amounts. The effect of inflation and price changes on the Company's revenues, income from operations, and expenses, is generally comparable to the general rate of inflation in the U.S. economy.


                                                                                                 Period-to-Period
                                                        Percentage of Total Revenues                  Change
                                                        ----------------------------             ----------------
                                                                                                  1999       1998
                                                                                                   vs.        vs.
                                                          1999        1998        1997            1998       1997
------------------------------------------------------------------------------------------------------------------
Revenues..............................................   100.0%      100.0%      100.0%           17.3%      21.3%

Expenses
     Client Project Expenses..........................    52.7        54.5        55.6            13.5       18.8
     Other Operating Expenses.........................    30.7        28.8        31.2            24.3       12.6
     Corporate Expenses...............................     7.1         7.5         7.0            12.2       28.7
     Provision for Specific Contract..................     1.6         0.7          --           185.7      100.0
                                                       -------     -------     -------
                                                          92.1        91.5        93.8            18.0       18.3

Income from Operations................................     7.9         8.5         6.2             8.9       65.6
Other (Income) Expense................................     0.1         0.2         0.3           (42.3)     (10.3)
                                                       -------     -------     -------
Income Before Income Taxes............................     7.8         8.3         5.9            10.4       69.8
Income Taxes..........................................     3.2         3.4         2.3            11.3       75.7
                                                       -------     -------     -------
Net Income............................................     4.6         4.9         3.6             9.8       66.0
Weighted Average Shares...............................                                            (0.5)       1.7
Basic Net Income per Share............................                                            10.6       64.0
Weighted Average Shares and Equivalents...............                                            (0.7)       1.4
Diluted Net Income per Share..........................                                            10.7       63.5

         REVENUES

         Revenues increased 17% and 21% during 1999 and 1998 compared to the preceding year. Approximately 85-90% of each year's revenues came from clients for whom the Company performed services in prior years. Looking ahead to 2000, the Company expects growth to continue at approximately the same rates that were experienced in 1999. The Financial Services Institutions target market is expected to grow at a faster rate than the Company's overall growth rate and the State and Local Governments target market is expected to grow at a slightly slower rate.

         As part of its growth strategy the Company formed in 1998 a cross-target market practice that focuses on delivering high-value, customer-facing Web solutions - including eBill, eCare and eMarketing - tailored to clients in financial services, telecommunications, government and utilities. These solutions help firms achieve greater cost savings, deliver improved customer service and leverage cross-sell and up-sell opportunities in their markets. The new "eCustomer" practice builds upon the Company's existing, significant eCommerce client base. The 1999 eCommerce related revenues were more than $500 million, an increase of more than 150% when compared to 1998 eCommerce revenues of $200 million. The Company expects to continue rapid growth in its eCommerce revenue for 2000 in all of its target markets.

         Business with non-US clients increased 9% to $227 million during 1999 and decreased 16% during 1998 to $208 million. The 1999 increase is principally attributable to increased business with new clients in the Telecommunications Firms market, a market that has shown continued improvement over the past two years. The decrease in 1998 was due to the Company having not fully replaced the revenues from two large projects with European telecommunications clients whose cancellations were announced in 1997. Business with non-US clients represents 18% and 20% of the Company's total revenues for 1999 and 1998, respectively. During 1999, the Company continued to increase its non-US client base and expanded the number of services offered to these clients. In 1998, the Company opened a new office in Australia, where work on a large telecommunications project continues and there continues to be expanded business in Australia. The Company believes that it is well positioned to achieve substantial growth in non-US business going forward. For the year 2000, the Company expects non-US business and European business in particular, to show some growth over 1999, mainly in the Telecommunications Firms and the State and Local Governments and Education target markets.

         In the Telecommunications Firms market, a market that continues to be characterized by large projects with relatively few clients, revenues increased 27% in 1999 when compared to 1998 and decreased 6% comparing 1998 to 1997. The 1999 revenue growth reflects the Company's continued success in implementing its revised strategy (begun in 1998) in the telecommunications marketplace, acquiring new clients, expanding service offerings and initiating several systems integration engagements. This market showed continued success in its core business as well as a significant improvement in the eBusiness arena. Non-US revenues increased 19% in 1999 and decreased 30% in 1998 when compared to the previous year. The increase in 1999 shows that the core business in this market is strong and that there were several new European clients in 1999. For the year 2000, the Company anticipates revenue growth in this market to increase at rates above the Company's overall revenue growth. The Company's development of its next generation of customer care and billing software, known as "Tapestry", is continuing to progress through a contract with a European client. Because that client is sharing part of the cost of development, collections from that contract did not contribute materially to revenue growth in this market in 1999 and the Company does not anticipate that such collection will make a material contribution to revenue in the first half of 2000; rather, the Company expects such collection to reduce capitalized software costs. Although the first release of the software has been delivered to this client, the development effort continues for the second release which is scheduled to be delivered at the end of the first half of 2000. There continues to be significant market interest in Tapestry.

         Notwithstanding actual and projected revenue growth, there continues to be risks in this market. Competition for experienced staff is especially intense in the telecommunications field, and staffing remains one of the Company's critical challenges. Additionally, the Company works in countries located in regions other than Western Europe and North America from time to time and the delivery risks in some of these other countries may be higher. Revenues in the Telecommunications Firms market in these countries were less than 3% of the Company's total revenues for 1999.

         In the Financial Services Institutions target market, 1999 revenues decreased 8% over 1998, principally due to a market slowdown associated with Year 2000 "lockdowns" and the increased M&A activity in the overall marketplace. In addition, large projects were winding down in the fourth quarter of 1998 and certain new projects did not ramp up as quickly as anticipated. Comparing 1998 to 1997, revenues in this market increased 16% as a result of new business in mid-1997. Business with non-US clients, primarily European, account for approximately 34% of the 1999 revenues in this market ($67 million). For 2000, the Company anticipates revenue growth in this market to increase at rates greater than the Company's overall revenue growth rate, with an increased emphasis on eCommerce business.

         In the State and Local Governments and Education target market, revenues increased 23% in 1999 and 65% in 1998. The Company's revenues in this market experienced significant growth over the past years, and therefore the moderating increase in 1999 was expected. The revenue increase for the first half of 1999 and all of 1998 was driven by the rapid build-up of several large contracts with state taxation departments looking to make substantial improvements in their ability to collect delinquent taxes and several new engagements for integrated financial systems. On certain of the contracts with state taxation departments, the Company's fees are paid out of the benefits (increased collections) that the client achieves. On benefit-funded contracts (contracts whereby the amounts due the Company are payable based on actual benefits derived by the client), the Company deferred recognition of revenues until that point at which management could predict, with reasonable certainty, that the benefit stream would generate amounts sufficient to fund the contract. From that point forward, revenues were recognized on a percentage of completion basis. All of the current large multi-year benefit-funded contracts are now being recognized on a percentage of completion basis. Revenues in the State and Local Governments and Education market are expected to increase in 2000 at rates below the Company's overall revenue growth rate, due to a continued slowdown in new procurements related to Year 2000 issues.

         Revenues in the Federal Government Agencies target market increased 24% in 1999 and 28% in 1998. These increases were attributable predominantly to the award in mid-1997 of a significant multi-year contract with the Department of Defense for its Standard Procurement System ("SPS"), which accounted for 35% of the 1999 revenue growth and 34% of the 1998 revenue growth. In addition, there was increased business with existing clients and new business with both defense and civilian agencies. For the year 2000, the Company expects revenues in this target market to increase over 1999 at a rate approximating the Company's overall revenue growth rate. These revenue increases will continue to be driven primarily by contracts with clients using the Company's federal financial systems.

         Revenues from Other Corporate Clients increased 8% in 1999 and increased 21% in 1998. The 1999 and 1998 increases are mainly attributable to increased business with new clients in the electric and gas utilities market and the health care market. For all of 2000, the Company expects revenue growth in this market to increase at the same rate of growth as the Company's overall growth rate.

         EXPENSES

         Client project expenses and other operating expenses together increased 17% during 1999, which was in line with the growth rate in revenues. Comparing 1998 to 1997, client project and other operating expenses increased 17%, which was slightly lower than the growth rate in revenues. Looking to 2000, the Company anticipates that these expenses will continue to grow at rates lower than the revenue growth rate. The Company has made significant expenditures related to development of the "Tapestry" software. A majority of these expenditures have been and will be capitalized. Key software deliveries have been made early in the fourth quarter of 1999 and the Company is targeting another delivery of the software for mid-2000. Amortization of the Tapestry product is scheduled to begin late in the first half of 2000.

         Corporate Expenses increased 12% and 29%, in 1999 and 1998, respectively. The increase in corporate expenses for 1999 and 1998, was due to the dedication of resources applied to the Year 2000 remediation of internal systems. During the second half of 1999, the rate of increase was offset in part by reductions in accruals for corporate level performance-based incentive compensation, and profit-based compensation accruals under the Company's restricted stock program. For the year 2000, the Company expects corporate expenses to grow at rates below the Company's revenue growth rate.

         The Company is continuing to address the ongoing disputes on a project an AMS subsidiary undertook for Bezeq, the Israeli telephone company ("Bezeq"), mentioned in the Company's Form 10-Q for the third quarter filed on November 15, 1999. At the end of 1999, the Company continued to maintain the $27 million provision, established in 1998 ($7 million) and 1999 ($20 million) for potential losses related to this project. The Company has no information that would cause it to change the amount of the provision.

         INCOME FROM OPERATIONS

         Income from operations increased 9% in 1999 and 66% in 1998. The Company's profit margins have continued to improve due to an ongoing emphasis on well-structured and priced engagements and tightly managed delivery risk. In addition, the Company is continuing to focus on controlling expenses. For 2000, the Company will continue to emphasize managed growth and expects improved profit margins when compared with 1999 results.

         OTHER (INCOME) EXPENSE

         Interest (income) expense decreased 100% in 1999 and decreased 82% in 1998, compared to 1998 and 1997, respectively. The 1999 and 1998 decrease is due to lower amounts of short-term borrowings, as a result of significantly improved cash flow from operations during all of 1999 and the second half of 1998. In addition, the increased cash from operations was invested in short-term instruments, which resulted in higher interest income. Other (income) expense decreased in 1999, compared to the same period in 1998, primarily because of proceeds from an insurance policy and also an increase in the investment (cash surrender value) on the company owned life insurance program. Other (income) expense increased over 100% during 1998, compared to 1997, primarily because of a write-off of certain small investments and some obsolete fixed assets. The improved cash flow has increased the Company's cash investment income, which partially offset the expense increase.

         In late 1998, the Company established a joint venture with Bank of Montreal to provide online processing services for loan applications to small and mid-size financial institutions via a new firm, Competix, Inc. (formerly Competix, L.L.C.). The Company incurred a loss of $4.3 million during 1999 and $0.7 million during 1998 related to this joint venture, due to continued losses and start up costs of this new company. The Company expects to incur expenses in 2000 related to this joint venture as were incurred in 1999.

         INCOME TAXES

         The Company's effective tax rate for 1999 was 41% compared to 40.7% in 1998, and 39.3% in 1997. The Company expects that its effective tax rate in 2000 will be generally consistent with its historical rates.


FOREIGN CURRENCY EXCHANGE

         Approximately 18% of the Company's total revenues in 1999, 20% in 1998, and 28% in 1997, were derived from non-US clients. The Company's practice is to negotiate contracts in the same currency in which the predominant expenses are incurred, thereby mitigating the exposure to foreign currency exchange fluctuations. It is not possible to accomplish this in all cases; thus, there is some risk that profits will be affected by foreign currency exchange fluctuations. However, the Company seeks to negotiate provisions in contracts with non-US clients that allow pricing adjustments related to currency fluctuations. In a further effort to mitigate foreign currency exchange risk, the Company has established a notional cash pool with a European bank. This arrangement allows the Company to better utilize its cash resources among all of the Company's subsidiaries, without incurring foreign currency conversion risks, thereby mitigating foreign currency exposure for these transactions. The Company also actively manages the excess cash balances in the cash pool, which will increase interest income on short-term investments. During the past two years, the Company also has employed limited hedging of intercompany balance sheet transactions through derivative instruments (foreign currency swap contracts); however, as of December 31, 1999, the Company had no outstanding derivative contracts.


LIQUIDITY AND CAPITAL RESOURCES

         The Company provides for its operating cash requirements primarily through funds generated from operations. Through an available bank facility, the Company can also provide for cash and currency management with respect to the short-term impact of certain cyclical uses, such as annual payments of incentive compensation as well as financing, from time to time, accounts receivable. At December 31, 1999, the Company's cash and cash equivalents totaled $111.3 million down from $119.3 million at the end of 1998. Cash provided by operating activities for 1999 was $103.5 million compared to $131.2 million in 1998.

         During 1999, the Company invested over $61.5 million in fixed assets, software purchases, and computer software development compared to $55.4 million in 1998. In 1999 and 1998, the Company invested $1.8 million and $3.6 million, respectively, on the Competix joint venture, which was reduced by $4.3 million in 1999 and $0.7 million in 1998 related to the Company's share of the Competix losses. The Company expects to incur continued cash investments related to this joint venture in 2000 as were incurred in 1999. Revolving line-of-credit borrowings were zero at December 31, 1999. The aggregate weighted average short-term borrowings during 1999 were approximately $0.4 million, at a weighted average annual interest rate of 5.7%. During 1999, the Company made approximately $5.4 million in installment payments of principal on outstanding debt owed to banks; the Company also received proceeds of approximately $14.2 million during the period from the exercise of stock options and the tax benefits related thereto. The Company repurchased approximately 1.9 million shares of common stock during 1999, at a cost of $52.9 million.

         On September 21, 1999, the Company announced that its Board of Directors has authorized the purchase, from time to time, of up to 2 million shares of its common stock through open market and negotiated purchases. This authorization is in addition to the actions in August of 1998 and in February 1999, where in both cases the Board of Directors authorized the purchase of 1 million shares. The

Company has acquired in open market purchases approximately 2.6 million shares through December 31, 1999, and as of such date had authorization to purchase up to 1.4 million additional shares.

         At December 31, 1999, the Company's debt-equity ratio, as measured by total liabilities divided by stockholders' equity was 0.98 up from 0.84 at December 31, 1998.

         The Company's material unused source of liquidity at the end of 1999 consisted of $120.0 million under the multi-currency revolving credit agreement with Bank of America and Wachovia Bank as agents. The Company believes that its liquidity needs can be met from the various sources described above.

         As required by the original terms of its contract with Bezeq, a subsidiary of the Company has entered into bank guarantees in Bezeq's favor securing its performance under this contract. At December 31, 1999, approximately $19.8 million was outstanding under such bank guarantees. See "Results of Operations - Expenses," above for additional information about the Bezeq contract. On August 8, 1999, the Company's subsidiary sought and received a temporary injunction from the Jerusalem District Court prohibiting Bezeq from realizing on the guarantees. On December 29, 1999 the Jerusalem District Court ruled that the AMS subsidiary may not enjoin Bezeq from drawing on the bank guarantees. The AMS subsidiary promptly appealed that decision to the Israeli Supreme Court, where the matter is pending. In the event the Israeli Supreme Court does not grant a permanent injunction, and Bezeq were to call on these guarantees, the Company's liquidity will not be jeopardized. On September 3, 1999, Bezeq sent a notice to the relevant AMS subsidiary purporting to terminate the contract, which the Company does not agree that Bezeq is entitled to do. On September 9, 1999, Bezeq sued the AMS subsidiary party to the contract in Jerusalem District Court. Bezeq alleges damages of approximately $39 million based on breach of contract, which figure includes amounts Bezeq could seek to draw under the bank guarantees. The Company's subsidiary is contesting these allegations vigorously in appropriate court submissions. The Company does not anticipate any material adverse effect on its liquidity as a result of these claims alleged by Bezeq against the AMS subsidiary. On January 19, 2000 the AMS subsidiary filed a counterclaim against Bezeq for approximately $58.8 million in damages due to breach of contract and other claims.


YEAR 2000 ISSUES

         Since 1997, the Company has been engaged in the process of reviewing, remediating, testing, and contingency planning for any unexpected failures of its internal information technology infrastructure, its suppliers, and the software it develops for and licenses to its customers, in order to prevent the occurrence of any material Year 2000 problems. This company-wide effort included participation at levels from the Audit Committee of the Board of Directors through dedicated information technology staff. The Company was able to remediate and test its critical information technology systems in advance of December 31, 1999. Through the date of this Form 10-K, the Company has experienced no material unresolved problems related to Year 2000, including the changeover from December 31, 1999, to January 1, 2000, and the leap day, February 29, 2000, in connection with either its internal information technology infrastructure or in the software it has licensed to its customers. In addition, no major suppliers have failed to meet their obligations as a result of the Year 2000.

         The Company spent approximately $5.0 million during the 1999 fiscal year on all of its Year 2000 compliance efforts, which, combined with other expenditures to date, amounts to a total expenditure of approximately $11.0 million on Year 2000 compliance over the past 4 years.

         The Company will continue to monitor its internal and licensed information technology and non-information technology systems, as well as those of the third parties with whom it conducts business, through the middle of the Year 2000 to ensure that any latent year 2000 issues that may arise are addressed promptly. Although the Company does not anticipate any additional material expenditures relating to Year 2000 compliance, it cannot provide any assurance as to the magnitude of any future costs until a more significant period of time has passed from the Year 2000 changeover.

                 ASSUMPTIONS UNDERLYING CERTAIN FORWARD-LOOKING
                                 STATEMENTS AND
                     FACTORS THAT MAY AFFECT FUTURE RESULTS


         Over the next several years, the Company expects to continue to manage its growth in revenues. The continuing controlled growth in revenues should enable the Company to continue improving its profit margins, as in past years, excluding the after-tax reserves for a troubled contract signed two years ago.

         The Company faces continuing risks in the area of project delivery and staffing. AMS has established a reputation in the marketplace of being a firm which delivers on time and in accordance with specifications regardless of the complexity of the application and the technology. The Company's customers often have a great deal at stake in being able to meet market and regulatory demands, and demand very ambitious delivery requirements. In order to meet its contractual commitments, AMS must continue to recruit, train, and assimilate successfully large numbers of entry-level and experienced employees annually, as well as to provide sufficient senior managerial experience on engagements, especially on large, complex projects. Moreover, this staff must be re-deployed on projects globally. Staffing projects in certain less industrialized countries can pose special risks and challenges. The Company must also manage rates of attrition, in view of increased competition for its talent.

         There is also the risk of failing to successfully manage large projects and the risk that the unanticipated delay, suspension, renegotiation or cancellation of a large project could have an adverse impact on operating results. Any such development in a project could result in a decline in revenues or profits, the need to relocate staff, a lawsuit or other dispute with a client regarding money owed, or damages incurred as a result of alleged non-performance by AMS and a diminution of AMS's reputation. Changing client requirements, such as scope changes and process issues, and delays in client acceptance of interim project deliverables, are other examples of risks of non-performance, especially in large complex projects. All of these risks are magnified in the largest projects and markets simply because of their size. The Company's business is characterized by large contracts producing high percentages of the Company's revenues. For example, 40% of the Company's total revenues in 1999 was derived from business with 17 clients.

         The Company has experienced, and may continue to experience for several more months, some diversion of work, both pending and new opportunities, and decreases in revenues and profit margins, as a result of client Year 2000 compliance issues. Although these risks exist potentially across the Company's engagements, they are magnified in certain target markets, such as the Financial Services Institutions and the State and Local Governments markets given the need for Year 2000 compliance certainty in those markets. See "YEAR 2000 ISSUES"
section in MD&A for additional information on Year 2000 compliance issues.

         There is also the risk of revenues not being realized when expected, such as in certain contracts in the State and Local Governments market. On certain large contracts, the Company's fees are paid out of the benefits (for example, increased revenues from tax collections) that the client achieves. The Company historically has deferred recognition of such revenues until management can predict, with reasonable certainty, that the benefit stream will generate amounts sufficient to fund the contract. From that point forward revenues are recognized on a percentage of completion basis. As the number of such contracts, and the Company's experience with predicting the timing and certainty of such revenues, have increased over time, the Company expects to be able to recognize revenues earlier on such contracts in the future.

         The Company also faces the risk of increased competition in the markets in which it participates. In addition to any risk that the Company's competitors may create, some of the Company's current or prospective clients may decide to perform projects with their in-house staff that the Company might otherwise have undertaken. The Company also faces the risk of shrinking markets resulting from mergers and other consolidations of clients or prospective clients. Increased competition from industry rivals, as well as decisions by clients to outsource fewer projects or to consolidate with others in the Company's markets, could have a negative impact on pricing, revenues and margins.

         Events such as unanticipated declines in revenues or profits could in turn result in immediate fluctuations in the trading price and volume of the Company's stock. Certain other risks, including, but not limited to, the Company's international scope of operations, are discussed elsewhere in this Form 10-K. Increasingly, the Company conducts business in countries other than Western Europe and North America. Contracts being performed in such non-Western countries can have higher delivery risks for a variety of reasons. Because the Company operates in a rapidly changing and highly competitive market, additional risks not discussed in this Form 10-K may emerge from time to time. The Company cannot predict such risks or assess the impact, if any, that such risks may have on its business. Consequently, the Company's various forward-looking statements, made, or to be made, should not be relied upon as a prediction of actual results.

 FIVE-YEAR FINANCIAL SUMMARY

Year Ended December 31
(In millions except share and per share data)              1999          1998          1997            1996         1995
--------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
--------------------------------------------------------------------------------------------------------------------------

     Revenues                                           $1,240.3      $1,057.8        $872.3          $812.2        $632.4
     Client Project Expenses                               653.8         576.2         485.0           525.9         348.6
     Other Operating Expenses                              380.0         305.7         271.6           201.9         186.1
     Corporate Expenses                                     88.6          79.0          61.4            56.8          47.0
     Provision for Specific Contract                        20.0           7.0            --              --            --
                                                        --------      --------        ------          ------        -------
     Total Operating Expense                             1,142.4         967.9         818.0           784.6         581.7
     Income From Operations                                 97.9          89.9          54.3            27.6          50.7
     Other (Income) Expense                                  1.5           2.6           2.9             1.4           0.9
                                                        --------      --------        ------          ------        ------
     Income Before Income Taxes                             96.4          87.3          51.4            26.2          49.8
     Income Taxes                                           39.5          35.5          20.2            10.7          20.6
                                                        --------      --------        ------          ------        ------
     Net Income                                         $   56.9      $   51.8        $ 31.2          $ 15.5        $ 29.2
                                                        ========      ========        ======          ======        ======


PER COMMON SHARE DATA
--------------------------------------------------------------------------------------------------------------------------
     Basic Net Income per Common Share                  $   1.36      $   1.23        $ 0.75          $ 0.38        $ 0.73
     Weighted Average Shares                          41,917,762    42,133,843    41,361,967      40,656,760    39,736,747
     Diluted Net Income per Common Share                $   1.34      $   1.21        $ 0.74          $ 0.37        $ 0.72
     Weighted Average Shares and Equivalents          42,558,786    42,938,896    42,304,018      41,925,353    40,707,633
     Common Shares Outstanding at Year End            41,018,387    42,026,510    41,544,299      40,939,209    40,040,454

FINANCIAL POSITION
--------------------------------------------------------------------------------------------------------------------------
     Total Assets                                       $  612.5      $  537.6        $421.4          $424.2        $337.5
     Fixed Assets, Net                                      31.2          37.6          45.2            48.0          37.1
     Working Capital                                       198.7         202.4         168.9           125.0         115.6
     Noncurrent Liabilities                                 72.9          59.7          52.7            22.3          26.8
     Stockholders' Equity                                  309.5         291.9         238.7           203.1         175.5

FIVE-YEAR REVENUES BY TARGET MARKET



Year Ended December 31 (In millions)                        1999           1998         1997           1996         1995
--------------------------------------------------------------------------------------------------------------------------

Revenues

     Telecommunication Firms                             $  337.6       $  266.6        $283.0        $331.9        $236.3
     Financial Services Institutions                        193.9          210.2         181.1         154.1         134.9
     State and Local Governments and Education              346.3          282.1         171.4         140.7         106.9
     Federal Government Agencies                            300.3          241.3         189.2         135.7         111.5
     Other Corporate Clients                                 62.2           57.6          47.6          49.8          42.8
                                                         --------       --------        ------        ------        ------
Total Revenues                                           $1,240.3       $1,057.8        $872.3        $812.2        $632.4
                                                         ========       ========        ======        ======        ======

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

         The following summary represents the results of operations for the two years in the period ended December 31, 1999.

                                        (In millions except per share data)

                                                        1st          2nd             3rd            4th
                                                    Quarter       Quarter          Quarter       Quarter        Total
-----------------------------------------------------------------------------------------------------------------------
1999:
-----------------------------------------------------------------------------------------------------------------------
Revenues                                              $290.9        $305.3         $321.9          $322.2      $1,240.3
Income Before Income Taxes                              26.8           7.8           30.6            31.2          96.4
Net Income                                              15.8           4.6           18.1            18.4          56.9
Basic Earnings per Share                                0.37          0.11           0.43            0.45          1.36
Diluted Earnings per Share                              0.37          0.10           0.43            0.44          1.34

1998:
-----------------------------------------------------------------------------------------------------------------------
Revenues                                              $223.0        $250.7         $282.2          $301.9      $1,057.8
Income Before Income Taxes                              15.2          20.3           24.9            26.9          87.3
Net Income                                               9.0          12.0           14.7            16.1          51.8
Basic Earnings per Share                                0.21          0.29           0.35            0.38          1.23
Diluted Earnings per Share                              0.21          0.28           0.34            0.38          1.21


         The Company has never paid any cash dividends on its common stock and does not anticipate paying dividends in the foreseeable future. Its policy is to invest retained earnings in the operation and expansion of its business. Future dividend policy with respect to its common stock will be determined by the Board based upon the Company's earnings, financial condition, capital requirements, and other then-existing conditions.

STOCK MARKET INFORMATION

         The common stock of American Management Systems, Incorporated, is traded on the NASDAQ over-the-counter market under the symbol AMSY. References to the stock prices are the high and low bid prices during the calendar quarters.

                                          1999                                      1998
                               ---------------------------                 ----------------------
                                 High               Low                     High            Low
-------------------------------------------------------------------------------------------------
1st Quarter                    $39.375             $31.375                 $30.000        $18.750
2nd Quarter                     35.000              25.875                  30.000         24.875
3rd Quarter                     32.060              23.563                  34.500         26.000
4th Quarter                     35.250              20.188                  40.250         21.875


         The approximate number of shareholders of record of the Company's common stock as of March 24, 2000 was 1,704.

OTHER INFORMATION


TRANSFER AGENT AND REGISTRAR

ChaseMellon Shareholder Services, L.L.C.
Ridgefield Park, N.J.


INDEPENDENT ACCOUNTANTS

Deloitte & Touche LLP
McLean, Virginia


COUNSEL

Shaw Pittman
Washington, D.C.


STOCKHOLDER AND 10-K INFORMATION

Financial inquiries should be directed to Ronald L. Schillereff, Chief Financial Officer, American Management Systems, Incorporated, 4050 Legato Road, Fairfax, Virginia 22033. Telephone (703) 267-8000. A complimentary copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission will be provided upon written request.


ANNUAL MEETING

The annual shareholders meeting has been scheduled for May 12, 2000 in Fairfax, Virginia, for stockholders of record on March 20, 2000.

                    AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- MAY 12, 2000
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

           The undersigned hereby appoints Paul A. Brands, Patrick W. Gross, and Frank A. Nicolai, and each of them, as proxies, with full power of substitution in each, to vote all shares of the common stock of American Management Systems, Incorporated (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 12, 2000 at 10:00 A.M. local time, and at any adjournment(s) or postponement(s) thereof, on all matters set forth in the Notice of Annual Meeting and Proxy Statement, dated April 12, 2000, a copy of which has been received by the undersigned, as follows on the reverse side.

                (Continued and to be SIGNED on the reverse side.)

       THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN,
                 WILL BE VOTED "FOR" EACH OF THE MATTERS STATED.

1.    ELECTION OF DIRECTORS:                GRANT AUTHORITY to vote for all nominees
                                            listed to the right (except as marked to the
                                            contrary). [ ]

                                            WITHHOLD AUTHORITY to vote for all nominees
                                            listed to the right. [ ]

                                            01-Paul A. Brands, 02-Patrick W. Gross,
                                            03-Frank A. Nicolai, 04-Daniel J. Altobello,
                                            05-James J. Forese, 06-Dorothy Leonard, 07-W.
                                            Walker Lewis, 08-Frederic V. Malek, 09-Alan
                                            G. Spoon.

                                            INSTRUCTION: To withhold authority to vote
                                            for any individual nominee, write that
                                            nominee's name in the space provided below.

                                            ---------------------------------------------



      GRANT AUTHORITY upon such other matters as may come before the meeting, including any adjournment(s) or postponement(s) of the meeting, as they 2. determine to be in the best interests of the Company:

           FOR  [ ]            AGAINST  [ ]              ABSTAIN  [ ]


                                 Dated:                              , 2000
                                       ------------------------------

                                 ----------------------------------------------

                                 ----------------------------------------------
                                      Signature of Shareholder(s)



IMPORTANT:  Please mark this Proxy, date and sign exactly as your name(s)
            appear(s), and return in the enclosed envelope. If shares are held jointly, signature need only include one name. Trustees and others signing in a representative capacity should so indicate.

                              FOLD AND DETACH HERE

                                VOTE BY TELEPHONE
                        QUICK * * * EASY * * * IMMEDIATE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE:                   CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE
                                 1-800-840-1208 ANYTIME. THERE IS NO CHARGE FOR
                                 THIS CALL.

                                 You will be asked to enter a Control Number located in the lower right of this form.

OPTION A:                        To vote as the Board of Directors recommends on
                                 ALL items, press l.

OPTION B:                        If you choose to vote on each item separately,
                                 press 0. You will hear these instructions:

                                 Item 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9. To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

                                 Item 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                                 When asked, you must confirm your vote by pressing 1.

                                    THANK YOU FOR VOTING.

Call * * Toll-Free * * On a Touch-Tone Telephone

                        1-800-840-1208 - ANYTIME

                        There is NO CHARGE to you for this call.



                                       2